U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form SB-2/A-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Riverside Manitoba Inc.

 (Name of small business issuer in its charter)

Nevada (State of jurisdiction of incorporation or organization)	2721 (Primary Standard Industrial Classification Code Number)	16-1622566 (I.R.S. Employer Identification No.)

55 Braintree Crescent, Winnipeg, Manitoba, R3J 1E1   (204) 228-9695

(Address and telephone number of principal executive offices)

55 Braintree Crescent, Winnipeg, Manitoba, R3J 1E1

(Address of principal place of business or intended principal place of business)

 Corporate Service Center, Inc., 5190 Neil Road, Suite 430, Reno, Nevada 89502

 (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]  _________________________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]  _________________________.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]  _________________________.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of securities to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	8,998,659	$0.001	$8,999	$8.99

(1) The shares to be registered may be offered for sale and sold from time to time subsequent to the date on which this registration statement remains effective, by or for the accounts of the selling security holders.
(2) Estimated solely for purposes of determining the filing fee pursuant to Rule 447(o) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Registration Statement dated December 29, 2006

RIVERSIDE MANITOBA INC.

8,998,659 shares of common stock

The Offering:

Per Share        Total

Offering Price

$    0.001

$   8,999

Proceeds to Riverside

$           0

$          0

Offering Expenses¹

$    0.007

$ 74,000

¹ Offering Expenses include legal, accounting, printing and related costs incurred in connection with this offering.

Riverside Manitoba, Inc.  is registering a total of 8,998,659 shares of common stock. The shares are being registered for resale on behalf of its shareholders as identified beginning on page 10. The shares to be registered constitute 100% of the issued and outstanding stock as of December 29, 2006. Riverside will not receive any of the proceeds from the sale of the shares by the selling shareholders.

No public market for the securities offered through this registration statement exists. Further, Riverside cannot provide any assurance that, following this registration any of the shares being registered hereby can be sold.

This offering represents a registration of issued and outstanding shares on behalf of the shareholders of Riverside Manitoba, Inc . Owning Riverside common stock involves a high degree of risk and the securities offered hereby are highly speculative. SEE “RISK FACTORS” BEGINNING ON PAGE 4 TO READ ABOUT RISKS. You should carefully consider these risks in holding shares of Riverside common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the prospectus filed with the  Commission is effective. This prospectus is not an offer to sell these securities and this prospectus  is not soliciting an offer to buy these securities in any state where such offer or sale is prohibited.

You should rely only on the information contained in this prospectus. Riverside has not authorized any other person to provide you with information different from that contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any common stock. The prospectus is not an offer to sell, nor is it an offer to buy, common stock in any jurisdiction in which the offer or sale is not permitted.

Riverside Expects Periodic Losses For The Foreseeable Future.
Riverside Has a Limited Operating History.
Riverside Has a History Of Uncertainty As a Going Concern.
Riverside Cannot Represent That It Will Be Successful In Realizing Revenue.
If Riverside's Revenue Model Is Not Successful, Its Business Will Fail.
Competition May Adversely Affect Riverside.
Riverside Relies Substantially Upon Management.
Control Lies in the Hands of Existing Management.
Riverside Relies Substantially Upon Its Ability to Attract and Retain Key Personnel.
Consequence of Liquidation Would Cause Investors to Lose Their Initial Investment.

Risks Related to Magazine Publishing	5
Magazine Printing and Distribution Is Highly Speculative.
SAY Readership Depends on a Specific Demographic.
SAY Depends on Advertising Revenues.
SAY Faces Competition From Publishing Businesses and Other Media Sources.
SAY Depends On Outside Contributors For Editorial Content Of SAY Magazine.
Paper Costs and Postal Rates Could Fluctuate.
SAY Must Develop and Maintain a Distinctive Brand Identity.
If Riverside Cannot Establish a Subscriber Base the Business Will Fail.

Risks Related to Riverside's Shares	7
There Is No Public Trading Market For Riverside Stock.
Riverside Does Not Pay Dividends.
Return of Investor's Capital Contributions Are Not Guaranteed.
Riverside May Require Additional Capital Funding.
Future Risks Associated with Riverside's Preferred Stock.
Riverside's Shareholders May Face Significant Restrictions on Their Stock.

Cautionary Note Regarding Forward Looking Statements	9
Use of Proceeds	9
Determination of Offering Price	9
Dilution	9
Selling Security Holders	10
Plan of Distribution	12
Legal Proceedings	14
Directors, Executive Officers, Promoters and Control Persons	14
Security Ownership of Certain Beneficial Owners and Management	16
Description of Securities	16
Interest of Named Experts and Counsel	17
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	18
Organization Within Last Five Years	18
Description of Business	19
Management's Discussion and Analysis	30
Description of Property	37
Certain Relationships and Related Transactions	37
Market for Common Equity and Related Stockholder Matters	38
Executive Compensation	38
Financial Statements	39
Changes In and Disagreements with Accounts or Accounting and Financial Disclosure	40
Available Information and Reports to Securities Holders	40
Indemnification of Directors and Officers	40
Other Expenses of Issuance and Distribution	41
Recent Sales of Unregistered Securities	41
Index to and Description of Exhibits	43
Undertakings	44
Signatures	45

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements with related notes appearing elsewhere in this prospectus.

The Company

Riverside Manitoba Inc. is a corporation formed under the laws of the state of Nevada on February 12, 2002, as Homelands Security, Inc., to provide security and private investigation consulting services. Riverside abandoned these efforts in February of 2004. On January 18, 2005, Riverside changed its name to “Riverside Manitoba Inc.,” and subsequently concluded a Stock Purchase and Sale Agreement with Spirit of Youth Enterprises, Inc., to acquire 100% of the outstanding shares of Spirit of Youth in exchange for 5,000,000 common shares of Riverside.

Since the owners of Spirit of Youth obtained the majority of the outstanding shares of Riverside through the acquisition, it was accounted for as a reverse merger or recapitalization of Riverside. Spirit of Youth is considered the acquirer for accounting purposes. Therefore, the narrative and consolidated financial statements herein include the operations of Spirit of Youth from January 1, 2003, through January 20, 2005, and the combined entity from January 21, 2005, the date of acquisition, to date.

Spirit of Youth is a Manitoba corporation in the business of publishing and distributing “SAY Magazine” for and about Native/Aboriginal youth — one of the largest growing demographic groups in North America. SAY is distributed to both Native/Aboriginal and non-native youth alike. The magazine is useful for advertisers interested in reaching an expanding Native/Aboriginal youth target market across North America.

SAY Magazine commenced publishing with the first issue in the summer of 2002 and now publishes quarterly as well as Special Edition issues. Each issue of SAY consists of 48 pages with regular sections including Lifestyle and Wellness, Entertainment, Sports, Fashion and an Events Calendar. Profiles of inspiring and motivational native youth from a variety of career backgrounds are also featured. Spirit of Youth has published upwards of 469,000 copies to date.

The SAY companion website is located at www.saymag.com. The creation of the website was undertaken for the purpose of making the printed version of the magazine more accessible. Riverside receives over 133,000 hits to SAY’s online magazine each month.

Riverside’s executive offices are located at 55 Braintree Crescent, Winnipeg, Manitoba, R3J 1E1 Canada and Riverside’s telephone number is (204) 228-9695. Riverside’s registered statutory office is located at 5190 Neil Road, Suite 430, Reno, Nevada 89502.

The Offering

Common stock offered by the selling shareholders - Up to 8,998,659 shares

Common stock outstanding as of December 29, 2006 - 8,998,659 shares

Terms of the Offering - The selling shareholders will determine when and how they will sell the common stock offered by this registration statement. See "Plan of Distribution."

Use of proceeds — Riverside will not receive any of the proceeds from the sale of common stock by the selling shareholders.

Plan of Distribution

Riverside is registering a total of 8,998,659 shares of common stock for resale on behalf of its selling shareholders. The selling security holders or pledgees, donees, transferees, or other successors in interest selling shares received from a named selling security holder as a gift, partnership, distribution, or other non-sale-related transfer after the effective date of this registration statement may sell the shares from time to time. Registration of the common stock does not mean, however, that the common stock will be offered or sold. The selling security holders may also decide not to sell all or any of the shares they are allowed to sell under this registration statement. The selling security holders will act independently of Riverside in making any decision with respect to the timing, manner and size of each sale. Should a public market for Riverside’s common stock develop, sales could be made in the over the counter market or otherwise, at prices related to the then current market price.

Risk Factors

Investing in Riverside’s stock involves certain risks. Please review these “Risk Factors” beginning on page 4.

Summary Financial Information

The following summary consolidated financial information should be read together with Riverside’s consolidated financial statements with their accompanying notes and “Management’s Discussion and Analysis” included elsewhere within this prospectus.

The summary financial information for the years ended December 31, 2005 and 2004 has been derived from Riverside’s audited consolidated financial statements included elsewhere within this prospectus. The summary financial information for the periods ended September 30, 2006 and 2005 has been derived from Riverside’s unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments which consist only of normal recurring adjustments necessary for a fair presentation of the financial statements and results of operations for the periods presented.

Statement of Operations Summary

                                               Nine Months Ended                              Year Ended
                                                 September 30,                               December 31,
                                          2006                 2005                   2005                 2004
                                     ---------------     ------------------     -----------------     ---------------
Sales                            $          274,858  $             168,774  $            209,395  $          365,480
Cost of Sales                              (74,466)               (69,237)             (110,411)           (239,684)
                                     ---------------     ------------------     -----------------     ---------------
                                     ---------------     ------------------     -----------------     ---------------
Gross Margin                                200,392                 99,537                98,984             125,796
Expenses                                  (180,398)              (166,818)             (278,213)           (205,694)
                                     ---------------     ------------------     -----------------     ---------------
                                     ---------------     ------------------     -----------------     ---------------
Earnings (Losses) from                       19,994               (67,281)             (179,229)            (79,898)
     Operations
Other Income                                 18,522                 11,918                28,431               4,679
                                     ---------------     ------------------     -----------------     ---------------
                                     ---------------     ------------------     -----------------     ---------------
Net Income (Loss)                            38,516               (55,363)             (150,798)            (75,219)
Income Tax Provision                              -                      -                     -             (1,767)
Foreign Currency
Adjustment                                  (1,199)                      -               (1,103)               (489)
                                     ---------------     ------------------     -----------------     ---------------
                                     ---------------     ------------------     -----------------     ---------------
Comprehensive Income                         39,715               (55,363)             (151,901)            (73,941)
     (Loss)
-------------------------------- --- --------------- --- ------------------ --- ----------------- --- ---------------
-------------------------------- --- --------------- --- ------------------ --- ----------------- --- ---------------

Loss per Share, basic                        (0.00)                 (0.01)                (0.02)              (0.01)
Loss per Share, diluted          $           (0.00)  $              (0.01)  $             (0.02)  $           (0.01)
-------------------------------- --- --------------- --- ------------------ --- ----------------- --- ---------------

Balance Sheet Summary

                                                                     September 30,                 December 31,
                                                                          2006                         2005
                                                                  ----------------------
                                                                  ----------------------     ------------------------
Working Capital (Deficit)                                     $            (132,487)     $                (156,920)
---------------------------------------------------------- -- --- ---------------------- --- ------------------------
---------------------------------------------------------- -- --- ---------------------- --- ------------------------
                                                                              86,306                        121,485
     Current Assets
     Equipment                                                                14,353                         18,250
     Non-current accounts receivable                                          26,871                              -
                                                                  ----------------------     ------------------------
Total Assets                                                                 127,530                        139,735
---------------------------------------------------------- -- --- ---------------------- --- ------------------------
---------------------------------------------------------- -- --- ---------------------- --- ------------------------
                                                                             218,793                        278,405
     Current Liabilities
     Deferred revenue                                                         45,538                         55,711
     Future income taxes                                                       1,344                          1,287
     Payable to shareholders                                                  92,718                         68,154
                                                                  ----------------------     ------------------------
                                                                  ----------------------     ------------------------
Total Liabilities                                                            358,393                        403,557
---------------------------------------------------------- -- --- ---------------------- --- ------------------------
---------------------------------------------------------- -- --- ---------------------- --- ------------------------
                                                                             116,000                        116,000
     Share capital
     Deficit                                                               (318,273)                      (356,789)
     Accumulated other comprehensive loss                                   (28,590)                       (23,033)
                                                                  ---------------------- --- ------------------------
                                                                  ---------------------- --- ------------------------

Shareholders' equity (deficit)                                $            (230,863)     $                (263,822)
---------------------------------------------------------- -- --- ---------------------- --- ------------------------

RISK FACTORS

An investment in the shares registered hereby is highly speculative and involves a substantial degree of risk and should be considered only by persons who can afford to lose their entire investment. Investors should carefully consider each and every risk involved herein as well as all other information contained in this prospectus. Statements made in this prospectus may constitute forward-looking statements and are subject to many risks and uncertainties, including but not limited to, the failure of Riverside to meet future capital needs, obtain additional funding, and complete intended internal development due to difficulty, impracticality and/or impossibility. If any of the following risks actually occur, Riverside’s business, financial condition and operating results could be materially adversely affected.

Risks Related To Riverside’s Business

Riverside Expects Periodic Losses for the Foreseeable Future.

Riverside has incurred $318,273 in losses from inception until September 30, 2006. It is likely that Riverside will incur periodic net losses for the foreseeable future until Riverside can build its subscription base and advertising revenue. Riverside cannot represent that it will continue to operate profitably or provide a return on investment.

Riverside Has a Limited Operating History.

Riverside acquired the common of stock of Spirit of Youth in January of 2005 which first published SAY magazine in 2002. Spirit of Youth has published only nineteen issues since inception producing a total of approximately 469,000 copies. Riverside’s limited operating history provides an inadequate track record from which to base future projections of successful operation.

Riverside Has a History Of Uncertainty As a Going Concern.

Riverside’s audits for the periods ended December 31, 2005 and December 31, 2004 expressed substantial doubt as to the Company’s ability to continue as a going concern as a result of recurring losses and an accumulated deficit of $356,789 as of December 31, 2005, which had decreased to $318,273 as of September 30, 2006. Unless Riverside is able to cure the pattern of reoccurring losses by operating profitably, Riverside’s ability to continue as a going concern may be in jeopardy.

Riverside Cannot Represent That It Will Be Successful In Continuing Operations.

Riverside has not consistently generated sufficient profit from operations and may need additional capital over the next twenty four months to ensure the continued distribution of SAY magazine. Should Riverside be unable to realize a sufficient profit over that time period, it may be forced to raise capital to remain in operation. Riverside has no commitments for the provision of additional capital to fund operations and can offer no assurance that such capital would be available when necessary to continue operations.

Riverside Relies Substantially Upon Current Management.

Riverside is substantially dependent on the efforts of Leslie Lounsbury. The loss of Ms. Lounsbury’s services would have an adverse material impact on the business of Riverside; she works full time to support the operations of SAY, including working as the head of production, editor, and marketer. The loss of her services, as well as her experience with SAY, could make it difficult for Riverside to maintain its operations and meet key objectives. This effect could stifle Riverside’s possibilities for future profits and could cause Riverside’s business to fail.

Control Lies in the Hands of Existing Management.

Riverside’s management and board of directors control approximately 45% of Riverside’s issued and outstanding stock. The concentration of such a large percentage of Riverside’s stock in the hands of relatively few shareholders may cause a disproportionate effect on minority shareholders in all matters presented to the company’s shareholders.

Riverside Relies Substantially Upon Its Ability to Attract and Retain Key Personnel.

Riverside currently uses three full time and four part time employees to organize the many facets of SAY’s operations, including the team leadership for SAY’s Production and Editorial Teams. Riverside’s future success depends on its ability to identify, attract, hire, train, retain and motivate key personnel. As operations expand, Riverside will be required to increase office personnel, including production staff, editorial staff and marketing personnel. Further, Riverside will likely move toward more in-house writing and photography and will need talented individuals to carry out this work. Competition for good personnel is intense, and Riverside cannot be certain that it will succeed in attracting and retaining such personnel. Failure to attract and retain the necessary personnel could have a material adverse effect on Riverside’s business, prospects, financial condition and results of operations.

Consequence of Liquidation Would Cause Investors to Lose Their Investment.

There can be no guarantee that Riverside can be operated profitably or to the extent anticipated by management. If Riverside’s operations remain unprofitable and liquidation of Riverside results, it is highly unlikely that investors will be able to recoup any of their investment since Riverside will have limited tangible assets available for distribution.

Risks Related to Magazine Publishing

Magazine Printing and Distribution Is Highly Speculative.

Magazine printing and distribution is a highly speculative endeavor, is frequently non-productive, and is prone to operating losses. If Riverside fails to fully capture the Native/Aboriginal youth market’s appetite for relevant magazine content, it may continue to incur losses and eventually fail.

SAY Readership Depends on a Specific Demographic.

The Native/Aboriginal youth demographic creates the significant portion of SAY’s readership. Since Riverside does not intend to diversify its demographic base and if Riverside cannot expand SAY’s readership within this group, subscriptions will fall, revenues will shrink, and Riverside’s business will suffer.

SAY Depends on Advertising Revenues.

Riverside depends upon advertising revenues generated by SAY to cover operational expenses. A significant decline in advertising spent on the Native/Aboriginal youth market would have a materially adverse effect on Riverside results of operations.

SAY Faces Competition From Publishing Businesses and Other Media Sources.

The consumer magazine publishing business is highly competitive, so there can be no guarantee that Riverside will ever be able to secure a profitable niche in publishing, or that Riverside will not be adversely affected by direct or indirect competition. Although Riverside’s management believes in its expertise to set SAY apart from its potential competitors, there is the possibility that new competitors could capture SAY’s subscribers and advertisers. New competitors could also be better capitalized than SAY, which advantage would put Riverside at a significant competitive disadvantage.

SAY principally competes for advertising and circulation revenues with publishers of other Native/Aboriginal youth focused magazines which may be larger and have greater financial resources than Riverside.

SAY also competes for advertising revenues with general-interest magazines and other forms of media, including broadcast and cable television, radio, newspaper, direct marketing and electronic media. There can be no assurance that SAY will be able to compete effectively with such other forms of advertising in the future.

SAY Depends On Outside Contributors for Editorial Content of SAY Magazine.

Riverside’s future success depends substantially upon the continued efforts of outside editorial contributors to produce original, timely, comprehensive and trustworthy content for SAY magazine. If Riverside cannot obtain content for SAY from outside contributors, the magazine will not be published.

Paper Costs and Postal Rates Could Fluctuate.

The principal raw material used in publishing operations is paper. Paper costs represent a large portion of SAY’s production costs. Certain commodity grades of paper have shown considerable price volatility over the last decade. There can be no assurance that future fluctuations in paper prices will not have a material adverse effect on Riverside’s results of operations or financial condition.

The costs associated with magazine publishing are also affected by the cost of postage. Riverside’s operations could be materially adversely affected should there be an increase in postal rates. No assurance can be given that Riverside could recoup paper or postal cost increases by passing such increases through to SAY’s advertisers and readers.

SAY Must Develop and Maintain a Distinctive Brand Identity.

Riverside believes brand identity is important to attracting and expanding a client base. Riverside believes the significance of brand and name recognition will intensify should the number of competing companies increase. Riverside cannot assure investors that it will be able to develop a distinctive brand identity that will ensure significant market recognition. Without market recognition, Riverside may be unable to sell issues of SAY magazine or attract advertisers, which failure would cause Riverside to cease operations.

If Riverside’s Revenue Model Is Not Successful Its Business Will Fail.

Riverside’s revenue model calls for the generation of subscription and advertising revenues from SAY magazine. Riverside can give no assurance that this revenue model will be successful.

Riverside’s future success is highly dependent on the number of readers who are willing to subscribe to SAY. If Riverside does not generate revenues through subscriptions from its target market of school or residential subscriptions, or if Riverside does generate revenues from these sources but such revenues are lower than anticipated, Riverside’s revenues will not be sufficient for it to continue operations.

Risks Related to Riverside’s Shares

There Is No Public Trading Market For Riverside Stock.

There is no public trading market for Riverside’s common stock, and Riverside cannot represent to investors that a market will ever develop. If a public trading market for Riverside’s stock does not develop, it will be very difficult, if not impossible, for investors to sell shares in a manner that will allow them to recover, or realize a gain on, their investment. Even if a public trading market does develop, the market price could decline below the value of consideration paid by investors for their investment.

Riverside Does Not Pay Dividends.

Riverside does not pay dividends. Riverside has not paid any dividends since its inception and has no intention of paying any dividends in the foreseeable future. Any future dividends would be at the discretion of Riverside’s board of directors and would depend on, among other things, future earnings, the operating and financial condition of Riverside, its capital requirements, and general business conditions. Therefore, investors should not expect any type of cash flow from their investment.

Return of Investor’s Capital Contributions Is Not Guaranteed.

The shares registered hereby are speculative and involve a high degree of risk. There can be no guarantee that an investor will realize any return on their investment, or that he or she will not lose their entire investment. For this reason, each investor should read this registration statement carefully and should consult with his or her legal counsel, accountant(s), or business advisor(s) prior to making any investment decision.

Riverside May Require Additional Capital Funding.

Riverside may require additional funds, either through additional equity offerings or debt placements, in order to sustain or expand its operations. Such additional capital could result in dilution to Riverside’s current shareholders.

Further, Riverside’s ability to meet short-term and long-term financial commitments will depend on future cash. There can be no assurance that future income will generate sufficient funds to enable Riverside to meet its financial commitments.

Future Risks Associated with Riverside’s Preferred Stock.

Riverside has 5,000,000 shares of authorized preferred stock. Though no shares are currently issued and outstanding, shares may be issued in the future, which shares will involve a high degree of risk. The preferred stock has been authorized in the articles of incorporation, which allows the board of directors to designate the dividend, voting, conversion and liquidation rights or preferences of any class of preferred stock. However, the board of directors has never designated any class or series of preferred stock, nor has it ever set forth any description or designation of the rights or preferences of the preferred stock. As such, the board of directors may provide preferred shareholders with voting, conversion, or liquidation rights which are superior to those rights of common shareholders. Alternatively, the board of directors may not provide preferred shareholders with any dividend, voting, conversion, or liquidation rights. Regardless, any such designation may change from time to time.

Riverside’s Shareholders May Face Significant Restrictions On Their Stock.

Riverside’s stock differs from many stocks in that it is a “penny stock.” The Commission has adopted a number of rules to regulate “penny stocks” including, but not limited to, those rules from the Securities Exchange Act of 1934, as amended, as follows:

3a51-1 which defines penny stock as, generally speaking, those securities which are not listed on either NASDAQ or a national securities exchange and are priced under $5, excluding securities of issuers that have net tangible assets greater than $2 million if they have been in operation at least three years, greater than $5 million if in operation less than three years, or average revenue of at least $6 million for the last three years;

15g-1 which outlines transactions by broker/dealers which are exempt from 15g-2 through 15g6 as those whose commissions from traders are lower than 5% total commissions;

15g-2 which details that brokers must disclose risks of penny stock on Schedule 15G;

15g-3 which details that broker/dealers must disclose quotes and other info relating to the penny stock market;

15g-4 which explains that compensation of broker/dealers must be disclosed;

15g-5 which explains that compensation of persons associated in connection with penny stock sales must be disclosed;

15g-6 which outlines that broker/dealers must send out monthly account statements; and

15g-9 which defines sales practice requirements.

Since Riverside’s securities constitute a “penny stock” within the meaning of the rules, the rules would apply to Riverside and Riverside’s securities. Because these rules provide regulatory burdens upon broker-dealers, they may affect the ability of shareholders to sell their securities in any market that may develop; the rules themselves may limit the market for penny stocks. Additionally, the market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

Shareholders should be aware that, according to Commission Release No. 34-29093 dated April 17, 1991, the market for penny stocks has suffered from patterns of fraud and abuse. These patterns include:

o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

o the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Cautionary Note Regarding Forward Looking Statements

When used in this prospectus, the words “believes,” “anticipates,” “expects,” “plans”, and similar expressions are intended to identify forward-looking statements. The outcomes expressed in such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including the risks described in this “Risk Factors” section. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these statements. Riverside also undertakes no obligation to update these forward-looking statements.

USE OF PROCEEDS

All proceeds from the sale of the common shares by the selling security holders will go to the selling security holders who offer and sell their shares. Riverside will not receive any proceeds from the sale of the common shares by the selling security holders.

Riverside will bear all expenses incident to the registration of the shares of common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling shareholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Since no trading market for the shares offered on behalf of the selling security holders exists as of the date of this offering, Riverside has determined the offering price to equal the par value of Riverside’s common stock. As the par value for the shares offered is $0.001, the aggregate offering price of the shares is $8,989, calculated as $0.001 per share multiplied by the 8,998,659 shares to be registered. The offering price was estimated solely for purposes of determining the filing fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. The offering price should not be regarded as an indicator of any future market value for Riverside securities.

DILUTION

Riverside is registering 8,998,659 shares for sale by the selling stockholders. Riverside will receive no proceeds from the sale of the selling stockholder’s shares. Consequently, the sale by the selling stockholders of their shares will not result in any dilution in the acquisition price of your stock compared to the net tangible book value per share immediately after such acquisition.

SELLING SECURITY HOLDERS

As of December 29, 2006, 8,998,659 common shares of Riverside’s common stock are held of record by 67 shareholders.

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each selling stockholder as of December 29, 2006, which is equal to the number of shares offered pursuant to this prospectus. Except as may be identified in the table, none of the selling stockholders has, or within the past three years has had, any position, office or material relationship with Riverside or any of its predecessors or affiliates. The table has been prepared based upon information furnished to Riverside by or on behalf of the selling stockholders.

The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. Riverside cannot provide any estimate of the number of shares of common stock that any of the selling stockholders will hold in the future. The shares of common stock beneficially owned by each of the selling stockholders are being registered to permit public secondary trading of these shares, and the selling stockholders may offer these shares for resale from time to time. See “Plan of Distribution.”

For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares. All percentages are approximate. As explained below under “Plan of Distribution”, Riverside has agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus. Further information concerning all of the following security holders and securities is listed under the section title “Recent Sales of Unregistered Securities,” below.

SECURITY HOLDER	POSITION OR MATERIAL RELATIONSHIP	NUMBER OF SHARES	PERCENTAGE OF SHARES IN EXCESS OF 1%
Lester Van Merbergen	None	18,000	*
Peter Carasquero	Former Husband of CEO	250,000	2.8%
Linda Richards	None	100,000	1.1%
Pia Athayde	None	200,000	2.2%
Karmjit Berar	None	225,000	2.5%
Jinder Berar	None	200,000	2.2%
Gabby Barlev	None	200,000	2.2%
Terry Yuck	None	50,000	*
Ruairidh Campbell	None	200,000	2.2%
Jeff Young	None	350,000	3.9%
Nirwal Grewal	None	50,000	*
Nirmaljit Grewal	None	50,000	*
Paul Bains	None	150,000	1.7%
Jaswat Bains	None	50,000	*
Dylan Staniul	None	50,000	*
Jasvir Sidhu	None	25,000	*
Amarjit Sidhu	None	50,000	*
Bruce Moore	None	50,000	*
Harjit Dhaliwal	None	50,000	*
Bp Equity**	None	125,659	1.4%
Jaswant Pandher	None	100,000	1.1%
Amarjit Pandher	None	100,000	1.1%
Vince Carnovale	None	40,000	*
Laura Burgin	None	10,000	*

SECURITY HOLDER	POSITION OR MATERIAL RELATIONSHIP	NUMBER OF SHARES	PERCENTAGE OF SHARES IN EXCESS OF 1%
Jeff O’Neill	None	10,000	*
Sandro Frei	None	10,000	*
Heather Maitland	None	10,000	*
Emma Fairhurst	None	10,000	*
Jason Scott	None	10,000	*
Shelley Macfarlane	None	10,000	*
Matt Werner	None	10,000	*
Marcia Pederson	None	10,000	*
Lynne Raisilainen	None	10,000	*
Jan Raisilainen	None	10,000	*
Lisa Nagy	None	10,000	*
Kerry Nagy	None	10,000	*
Thomas Dunnigan	None	10,000	*
Barbara Tutschek	Wife of director, secretary	25,000	*
Martin Tutschek	Director, Secretary	25,000	*
Bayside Managment***	None	10,500	*
Andy Lewis	None	100,000	1.1%
Alex Tavuchis	None	100,000	1.1%
Victoria Chen	None	100,000	1.1%
Mohamed Verjee	None	100,000	1.1%
Kent Carasquero	Son of Ceo	455,000	5.0%
Tyee Capital Consultants	****	100,000	1.1%
Leslie Lounsbury	CEO, CFO, PAO and Director	4,000,000	44.3%
Dallice Callum	Daughter of CEO	500,000	5.5%
Dylan Callum	Son of CEO	500,000	5.5%
Michael Springob	None	50,000	*
Joan Glover	None	10,000	*
Stephan Atoui	None	5,000	*
Martin Gait	None	5,000	*
Ryan Lee	None	5,000	*
Linday Moffat	None	5,000	*
Stacy Smith	None	5,000	*
Damon Poole	None	10,000	*
John Xinos	None	10,000	*
Carrie Beeman	None	5,000	*
Dave Beeman	None	5,000	*
Dawn Beeman	None	5,000	*
Denni Beeman	None	5,000	*
Glenn Beeman	None	5,000	*
Luci Beeman	None	5,000	*
Neil Beeman	None	5,000	*
Robb Beeman	None	5,000	*
James Peacock	None	5,000	*
* Denotes that shares are not in excess of 1%.

** Jeff Young is the beneficial owner of BP Equity’s 125,659 shares.

*** Alexander Tavuchis, sole shareholder and director, is the beneficial owner of Bayside Management’s 20,000 shares.

**** Kent Carasquero, son of Riverside’s CEO, is the beneficial owner of Tyee Capital Consultants’ 100,000 shares; Mr.

        Carasquero’s total beneficial ownership is 6.2%.

PLAN OF DISTRIBUTION

Riverside is registering a total of 8,998,659 shares of common stock for resale on behalf of its selling shareholders. The selling security holders or pledgees, donees, transferees or other successors in interest selling shares received from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the effective date of this registration statement may sell the shares from time to time. Registration of the common stock does not mean, however, that the common stock will be offered or sold. The selling security holders may also decide not to sell all or any of the shares they are allowed to sell under this registration statement.

The selling security holders will act independently of Riverside in making any decision with respect to the timing, manner and size of each sale. The sales may be made in negotiated transactions as no public market currently exists for shares of Riverside’s common stock.

Non-affiliate selling shareholders will sell at par value, $0.001 price per share, until such time as Riverside’s shares may be quoted on the Over-the-Counter Bulletin Board. Thereafter, shareholders will sell their shares at prevailing market prices or privately negotiated prices.

Should a public market for Riverside’s common stock develop, sales could be made in the over the counter market or otherwise, at prices related to the then current market price. The selling security holders could effect such transactions by selling the shares to or through broker-dealers by one or more of, or a combination of, the following mechanisms:

o a block trade in which the broker-dealer so engaged attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this registration statement,

o an exchange distribution in accordance with the rules of such exchange,

o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

o privately negotiated transactions.

By rule, Riverside must price shares offered by affiliates who are deemed underwriters of this offering. The affiliated parties will conduct their offering at a fixed price of par value, $0.001 per share, for the duration of the offering.

Riverside will file one or more post-effective amendments to this registration statement as required, to include any additional or changed material information pertinent to this plan of distribution or any facts or events, which individually or together represent a fundamental change in the information contained in this registration statement. Further, Riverside’s responsibilities will include the obligation to file a post-effective amendment to this registration statement upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer.

Any post-effective amendment will disclose:

o the name of each such selling shareholder and the participating broker-dealer,

o the number of shares involved,

o the price at which such shares will be sold,

o the commissions paid or discounts or concessions allowed to such broker-dealer, if applicable,

o that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this registration statement, and

o additional facts material to the transaction.

The selling security holders could enter into hedging transactions with broker-dealers in connection with distributions of Riverside’s common stock or otherwise. Pursuant to such transactions, broker-dealers could engage in short sales of the shares in the course of hedging the positions they assume with selling security holders. The selling security holders could also sell shares short and redeliver Riverside’s common stock to close out such short positions. The selling security holders could enter into an option or other transactions with broker-dealers which require the delivery to the broker-dealer of Riverside’s common stock. The broker-dealer could then resell or otherwise transfer such shares pursuant to this registration statement. The selling security holders could also loan or pledge the shares to a broker-dealer. The broker-dealer may sell common stock so loaned, or upon default the broker-dealer may sell the pledged shares pursuant to this registration statement.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling security holders. Broker-dealers or agents may also receive compensation from the purchasers of Riverside’s common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with Riverside’s common stock.

Selling security holders, broker-dealers and agents may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with the sale of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of Riverside’s common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Since the selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the registration statement delivery requirements of the Securities Act. Further, any securities covered by this registration statement which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this registration statement.

The selling security holders have advised Riverside that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. No underwriter or coordinating broker is acting in connection with the proposed sale of shares by the selling security holders.

Should a public market develop, Riverside’s common stock will be sold only through registered or licensed brokers if required under applicable state securities laws. Further, in certain states, Riverside’s common stock can not be sold unless registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and met.

Under the applicable rules and regulations of the Exchange Act any person engaged in the distribution of Riverside’s common stock may not simultaneously engage in market making activities with respect to Riverside’s shares for a period of two business days prior to the commencement of such distribution. Further, each selling security holder will be subject to the applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions limit the timing of purchases and sales of shares of Riverside’s common stock by the selling security holders. Riverside will make copies of this registration statement available to the selling security holders and have informed them of the need for delivery of copies of this registration statement to purchasers at or prior to the time of any sale of Riverside’s common stock.

Riverside will bear all costs, expenses and fees in connection with the registration of its common stock. The selling security holders will bear all commissions and discounts, if any, attributable to the sales of shares. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL PROCEEDINGS

Riverside is not a party to any pending legal proceeding or litigation. Further, Riverside’s officers and directors know of no legal proceedings against them and Riverside’s business being contemplated by any governmental authority.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of each director and executive officer of Riverside:

Name	Age	Position
Leslie Lounsbury	56	Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and Director
Martin Tutschek	44	Secretary and Director

Leslie Lounsbury, chief executive officer, chief financial officer, principal accounting officer and director. On January 21, 2005, Leslie Lounsbury was appointed as an officer and director of Riverside. She will serve as director until the next annual meeting of Riverside’s shareholders, at which time her successor may be elected. Riverside plans on holding an annual meeting in the first quarter of 2007. Thereafter, directors will be elected for one-year terms at the annual shareholders meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement.

Ms. Lounsbury has been an educator for many years in Manitoba, Canada and was employed at Assiniboine Community College in Brandon, Manitoba, from 1971 until 1987 as an instructor. While at Assiniboine, Ms. Lounsbury was also the Director and Coordinator of the Cooperative Education Centre. Ms. Lounsbury served as Chairperson of the Board of Directors of the Manitoba Credit Union Stabilization Fund (now known as the Deposit Guarantee Corporation) from 1988 until 1992, an appointment of the Province of Manitoba, which was not a salaried position though some remuneration was provided. She was also the Chairperson of the Board of Directors of the Westoba Credit Union in Brandon, Manitoba, from 1984 until 1988, as elected by the members of Westoba Credit Union, which was not a salaried position and no remuneration was provided. From 1996 until 2002 Ms. Lounsbury served as Rural Program Consultant for the Department of Manitoba Education and Training, which department is the ‘ministry’ of the Manitoba government that governs education in the province, where she was involved in many aspects of editing, coordination and organizational management. Through her position as Rural Program Consultant, Ms. Lounsbury’s duties also included acting as (i) the Editor of Manitoba Prospects from 1998 until 2002, a magazine published annually with a Manitoba distribution of 120,000, and (ii) a member of the editorial team for Canada Prospects from 1998 until 2002, a career information and job search resource tabloid with a Canada-wide distribution of over one million. Since 2002, Ms. Lounsbury has been entirely devoted as the publisher and editor of SAY Magazine.

Ms. Lounsbury obtained a Bachelor of Arts degree (Administration Major) in 1975 from the University of Winnipeg and completed courses towards a Bachelor of Laws from the University of London between 1981 and 1983.

Martin Tutschek, secretary and director. On February 12, 2002, Mr. Tutschek was appointed as secretary and as a director of Riverside. He will serve until the annual meeting of Riverside’s shareholders, at which time his successor may be elected.

Since October of 2001, Mr. Tutschek has been a director and the chief financial officer of Forum National Investments Ltd., a leisure travel and information services company which trades on the Pink Sheets Over the Counter Electronic Quotation Service under the symbol “FMNIF.” Forum’s main business is providing travel services for the members of its “Snowbird Vacations International” travel club. A travel club membership entitles the member to access wholesale travel at rates marginally above the cost to the travel agency as well as vacation condominium rentals at wholesale rates through Forum’s wholesale network affiliation with the Cooperative Association of Resort Exchangers and other strategic relationships in the travel industry. Forum presently services approximately 7,500 family members in the provinces of Alberta and Ontario Canada. Forum generated revenues of approximately $6,000,000 Canadian in fiscal 2005. Prior to Joining Forum, Mr. Tutschek was employed by Trader.com International for four years; his most recent tenure as Manager of Business Development, US operations. Prior to being promoted to this position he served as Director of Circulation North American Operations responsible for the delivery of over 120 weekly publications. Trader, now called Trader Classified Media, is a global leader in classified advertising, focusing on the categories of vehicles, real estate, employment and general household merchandise. Trader delivers services to its customers through the Internet, print, mobile technologies and direct mail. Trader produces 365 print titles, with 6 million readers per week, and hosts 40 websites, with more than 13 million unique monthly visitors (over 25 million unique monthly visitors including SouFun’s traffic of 12 million unique monthly visitors). Trader was founded in 1987 and today employs 3,400 people in 13 countries.

Mr. Tutschek has a Bachelor of Science degree (Business and Public Administration Major) in 1983 from the University of Texas.

No other person is expected to make any significant contribution to Riverside’s executive decisions who are not executive officers or directors of Riverside.

Board of Directors Committees

The board of directors has not established an audit committee or a compensation committee. An audit committee typically reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendations and performance of independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, and internal accounting and financial control policies and procedures. Certain stock exchanges currently require companies to adopt a formal written charter that establishes an audit committee that specifies the scope of an audit committee’s responsibilities and the means by which it carries out those responsibilities. In order to be listed on any of these exchanges, Riverside will be required to establish an audit committee.

Directors currently are not reimbursed for out-of-pocket costs incurred in attending meetings and no director receives any compensation for services rendered as a director. Riverside will most likely adopt a provision for compensating directors in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 29, 2006, Riverside’s outstanding common stock owned of record or beneficially by each executive officer and director and by each person who owned of record, or was known by Riverside to own beneficially, more than 5% of its common stock, and the shareholdings of all executive officers and directors as a group. Each person has sole voting and investment power with respect to the shares shown. Riverside is not aware of any arrangement which might result in a change in control in the future.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Common Stock ($0.001 par value)	Leslie Lounsbury CEO, CFO, Principal Accounting Officer and director 55 Braintree Crescent Winnipeg Manitoba R3J 1E1	4,000,000 Direct	44.5%
Common Stock ($0.001 par value)	Dallice Callum 55 Braintree Crescent Winnipeg Manitoba R3J 1E1	500,000 Direct	5.6%
Common Stock ($0.001 par value)	Dylan Callum 55 Braintree Crescent Winnipeg Manitoba R3J 1E1	500,000 Direct	5.6%
Common Stock ($0.001 par value)	Kent Caresquero 1057 East 21st Avenue Vancouver, B.C. V5V 1S6	455,000 Direct 100,000 Indirect	5.1%
Common Stock ($0.001 par value)	Tyee Capital Consultants, Inc.* 1057 East 21st Avenue Vancouver, B.C. V5V 1S6	100,000 Direct	1.1%
Common Stock ($0.001 par value)	Martin Tutschek ** Secretary and director Suite 440-375 Water Street, Vancouver, B.C. V6B 5C6	25,000 Direct 25,000 Indirect	0.6%
Common Stock ($0.001 par value)	Directors and Executive Officers as a Group (2)	4,025,000 Direct 25,000 Indirect	45.1%

* Mr. Carasquero holds 455,000 shares in his own name and is the sole shareholder of Tyee Capital Consultants, Inc., which entity holds 100,000 shares indirectly for Mr. Carasquero, in total 6.2%.

** Mr. Tutschek holds 25,000 shares in his own name and is married to Barbara Tutschek who holds 25,000 shares in her own name.

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of Riverside’s capital stock. This summary is subject to and qualified by Riverside’s articles of incorporation and bylaws.

Common Stock

Riverside has 45,000,000 shares of Class A common stock authorized, par value of $0.001 per share, of which 8,998,659 are issued and outstanding. The articles of incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive or subscription rights to purchase shares in any future issuance of Riverside’s common stock. There are no options, warrants or other instruments convertible into shares outstanding.

The holders of shares of common stock of Riverside do not have cumulative voting rights in connection with the election of the board of directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of Riverside’s directors. Each holder of common stock is entitled to one vote for each share owned of record on all matters voted for by security holders.

The holders of shares of common stock are entitled to dividends, out of funds legally available therefor, when and as declared by the board of directors. The board of directors has never declared a dividend and does not anticipate declaring a dividend in the future. In the event of liquidation, dissolution or winding up of the affairs of Riverside’s business, shareholders are entitled to receive, ratably, the net assets of Riverside after payment of all creditors.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Riverside’s common stock are issued, the relative interests of existing shareholders may be diluted.

Riverside has no other classes of common stock.

Preferred Stock

Riverside has 5,000,000 shares of Class A preferred stock authorized, par value of $0.001 per share, none of which are issued and outstanding. The preferred stock has been authorized in the articles of incorporation, which allows the board of directors to designate the dividend, voting, conversion and liquidation rights or preferences of any class of preferred stock. However, the board of directors has never designated any class or series of preferred stock, nor has it ever set forth any description or designation of the rights or preferences of the preferred stock.

Riverside has no other classes of preferred stock.

Transfer Agent and Registrar

Riverside’s transfer agent and registrar is Signature Stock Transfer located at 2301 Ohio Dr # 100, Plano, Texas, 75093–3956. Their phone number is (972) 612-4120.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in Riverside.

Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for Riverside by Gerald Einhorn, Esq.

Auditors

Riverside’s audited financial statements as of December 31, 2005 and 2004, prepared by Meyers Norris Penny LLP, Chartered Accountants, Riverside’s independent auditors, have been included in this registration statement in reliance upon the reports and review of Meyers Norris Penny LLP, given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Riverside’s articles of incorporation provide that it will indemnify its officers and directors to the full extent permitted by Nevada state law. Riverside’s bylaws provide that it will indemnify and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of Riverside or is or was serving at the request of Riverside as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification is asserted by such director, officer or controlling person, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue, unless the indemnification claim is for expenses incurred by one of the registrant’s directors, officers or controlling persons in the successful defense of any action, suit or proceeding.

ORGANIZATION WITHIN LAST FIVE YEARS

Riverside is a corporation formed under the laws of the state of Nevada on February 12, 2002, as Homelands Security, Inc., to provide security and private investigation consulting services. Riverside abandoned these efforts on February 2, 2004, when Riverside disposed of two wholly owned subsidiaries, Interglobe Investigation Services, Inc., which was acquired on March 12, 2002, and Dolphin Investigations, Ltd., which was acquired on January 1, 2003. Riverside abandoned this business in response to changes which were to be implemented by the Province of British Columbia, Canada, with respect to the licensing and monitoring of security companies. The disposition was approved by a vote of the shareholders, who chose to rescind the respective share purchase agreements, effectively separating the former business from Riverside and disposing of assets primarily comprised of goodwill associated with the respective security companies.

On January 18, 2005, Riverside changed its name to “Riverside Manitoba Inc.” and subsequently acquired Spirit of Youth as a wholly owned subsidiary.

DESCRIPTION OF BUSINESS

General

Riverside is a holding company whose sole subsidiary, Spirit of Youth, is a Manitoba, Canada, corporation in the business of publishing and distributing “SAY” magazine. SAY in an acronym for Spirit of Aboriginal Youth; it is a magazine for and about Native/Aboriginal youth. SAY focuses on career information and life issues. The magazine is distributed to and read by both Native/Aboriginal and non-native youth alike.

SAY magazine has found a niche in both the classroom and with individual readers. As such, it is seen as a useful tool for those interested in reaching the expanding Native/Aboriginal youth target market across North America.

Spirit of Youth commenced publishing SAY with its first issue in the summer of 2002 and now publishes four quarterly issues (Winter/Spring/Summer/Fall) as well as Special Edition issues. Since inception, SAY has printed 469,000 copies reaching as many as 2,000,000 youths (a conservative estimate, being that the Audit Bureau of Circulation, the world’s first and largest not-for-profit circulation-auditing organization, estimates that a printed magazine reaches 5.6 readers per copy). Each issue of SAY consists of 48 pages with regular sections including Lifestyle and Wellness, Entertainment, Sports, Fashion and an Events Calendar. Profiles of inspiring and motivational native youth from a variety of career backgrounds are also featured.

Subscriptions increased 350% from the first to second year of operation. The increase in size of the magazine (from 36 to 48 pages), the additional copies per issue (from 30,000 to 50,000), and the development of five regional publications are all due to demand by readers and advertisers.

The SAY companion website, www.saymag.com, attracts over 200,000 hits per month. SAY’s online magazine provides introductions to stories from current, future and past issues. The website also provides an events calendar, event photos, job listings, SAY information, a subscription form for SAY, and links to other Native/Aboriginal sites. The online magazine also features items not available in print format readers, namely comic strips and the “Weekly X” which is an inside scoop on the weeks Native/ Aboriginal events. SAY’s magazine content is not fully available online. Instead, online readers who want access to the full articles are prompted to subscribe to the magazine.

SAY Magazine

Distribution

SAY has a subscription, request and controlled circulation process for distribution throughout Canadian schools with a high percentage of Aboriginal students or First Nation communities. The magazine is also directly distributed to students attending Aboriginal youth conferences and gatherings.

SAY magazine has developed a sophisticated distribution system using a data base. The subscription service reaches all First Nation, Metis and Inuit schools, urban high schools, chiefs and councils, Aboriginal communities, tribal councils, provincial and federal Aboriginal territorial organizations, colleges, universities and other related post-secondary institutions. The subscription service also reaches provincial and federal government departments throughout Canada.

SAY’s database has continually increased from 3,600 contact names when it was started three years ago. To date, SAY has developed a list of approximately 30,000 individual contacts in over 120 different categories, and has approximately 150,000 individual contacts (mainly schools, post-secondary institutions, tribal colleges and libraries) as potential revenue sources/advertisers. The number of companies, organizations and institutions desiring to reach Riverside’s target market is continually increasing as is the market itself.

Riverside sells inserts with SAY Magazine which can be distributed to all or selected numbers or categories within the database. Currently SAY Magazine has insertion arrangements with CanLearn, Canada Career Consortium, and the Building Environment Aboriginal Human Resources (BEAHR) for Canadian contacts. These clients provide material for insertion which is then distributed with the magazine in an accompanying polybag.

Disticor Direct Retail Services provides retail distribution through Chapters-Indigo Book Stores and has entered into discussions with SAY Magazine to permit retail through Barnes and Noble in the USA. Riverside has entered into smaller retail distribution agreements with companies for distribution in retail outlets like McNally Robinson Books, Archambault, Mutlimags and International News, making the magazine available across Canada. SAY intends to pursue similar arrangements across the United States. Current distribution in the USA totals less than 1,000 copies per issue.

SAY magazine is distributed to readers with paid and unpaid subscriptions, as well as through other types of distribution. SAY’s paid subscriptions consist mostly of individuals and classrooms (see Subscriptions below) and SAY’s paid distribution includes Special Edition distributions. Groups may request an unpaid subscription (i.e. chiefs (chairmen) of bands or tribes and certain youth organizations), but these are very limited. SAY’s unpaid distribution occurs at events and gatherings for Native youth (i.e. career events, powwows, and sport events like the North American Indigenous Games).

Regional Issues

Riverside currently publishes five regional issues in Canada:

|X| Alberta/Saskatchewan/Northwest Territories;

|X| Manitoba/Nunavut/Northwest Ontario;

|X| Central Ontario;

|X| British Columbia/Yukon;

|X| Quebec/Atlantic Provinces.

Each regional issue contains the main feature stories plus special regional content and advertising.

Youth Involvement Spokespersons/Advisors

SAY intends to select a Youth Involvement Spokesperson for each of the five regions. Currently there is a National spokesperson and there are three regional spokespersons. These spokespersons represent SAY at regional meetings and gatherings of Aboriginal youth.

Additionally, each of SAY’s five regions selects Aboriginal youth as advisors. The advisors are chosen through contacts from organizations and gatherings. These volunteer advisors are asked to make a commitment to participate for one year. Their involvement consists of participating in electronic discussions for content direction. Additionally, the youth are encouraged to submit material for publication (both website and hard-copy).

Partner/Sponsors

Partner/Sponsors are essentially sales contracts which include advertising in SAY magazine, editorials in the magazine, and advertising on the website. The editorial content that Riverside accepts from Partners/Sponsors includes profiles on Native American employees and items describing services and/or programs specific to Native youth. Editorial material must be submitted by Partner/Sponsors prior to general submission deadlines for editorial review. Advertising is not allowed as editorial content. The contracts with Partner/Sponsors generally run for twelve months and are paid either in advance or through installments; as such, partnerships are useful in maintaining cash flow.

Riverside’s Partners/Sponsors include:

|X|	APTN — Aboriginal Peoples Television Network is the first national Aboriginal television network in the world with programming by, for, and about Aboriginal Peoples. APTN has been a partner with SAY since the publication of SAY’s initial issue. Its launch on September 1, 1999 represented a significant milestone for Aboriginal Canada — for the first time in broadcast history.

|X|	AHRDCC — Aboriginal Human Resources Development Council of Canada was established in 1998 as a public-private partnership with the mission to increase Aboriginal people’s participation in the Canadian labor market. AHRDCC uses SAY Magazine to promote the Guiding Circles career publication among other things. Established in 1998, AHRDCC is Canada’s Aboriginal Sector Council and a pillar of the Aboriginal Human Resource Development Strategy.

|X|	AMC — the Assembly of Manitoba Chiefs was created in 1988 by First Nation in Manitoba to coordinate political action and technical work on common issues.

                                         |X|                CCC — Canada Career Consortium

                                         |X|                Canadian Aboriginal Festival

                                         |X|                Dreamcatcher Aboriginal Youth Conference

                                         |X|                Gamblers Indian Reserve

                                         |X|                MKO — Manitoba Keewatinook Ininew Okimowin

|X|	NAAF — The National Aboriginal Achievement Foundation is a nationally registered non-profit organization devoted to excellence and providing the educational tools necessary for Aboriginal youth to achieve brighter futures.

|X|	NACCA — The National Aboriginal Capital Corporation Association is a growing network of Aboriginal Financial Institutions dedicated to promoting economic growth across Canada through the Aboriginal communities it serves. Owned by 59 lending institutions, known as Aboriginal Financial Institutes (AFI’s), NACCA provides programs, products and services designed to promote and stimulate growth of Aboriginal business in Canada.

                                         |X|                 NCI — Native Communications Incorporated

                                         |X|                      RCMP deal.org Program

                                         |X|                Scotiabank

                                         |X|                TC — Turtle Concepts

                                         |X|                WASAC — Winnipeg Aboriginal Sport Achievement Centre

Advertising

A large number of entities advertise in SAY magazine and on the accompanying website. Magazine advertising takes the form of partial and full page ads, front and rear inside cover ads, rear outside cover ads, as well as poster inserts, and polybag advertisements. The types of advertisers include Canadian governmental departments, a host of educational institutions, Aboriginal organizations including the First Nation and Metis, Aboriginal television channels, Aboriginal radio stations, and numerous employers seeking potential applicants. Riverside’s current advertisers include:

|X| Aboriginal Business Service Network — BC

|X| The Aboriginal Human Resource Development Council of Canada

|X| Association for Native Development in the Performing and Visual Arts

|X| Appleby College

|X| Associated Press Television News

|X| Arrowhead Development Corporation

|X| Assembly of First Nations

|X| Assembly of Manitoba Chiefs

|X| Building Environmental Aboriginal Human Resources

|X| Beesum Communications

|X| Canada Careeer Consortium

|X| Terminus 1525 c\o Canada Council for the Arts

|X| Canadian Aboriginal Festival

|X| Canadore College

|X| Council for the Advancement of Native Development Officers

|X| CHUM TV

|X| City of Winnipeg Corporate Services Department

|X| CKRZ-FM

|X| Communication Services Manitoba

|X| Concordia University

|X| Construction Sector Council

|X| Cossette Media

|X| Creative Native

|X| DDB Canada

|X| Dominion Institute

|X| Dreamcatcher

|X| Dreamspeakers Film Festival

|X| First Nation Technical Institute

|X| First Nations (AB) Technical Services

|X| First Nations Economic Development Conference Board — CIBA

|X| Forest Products Association of Canada

|X| Imaginative Film & Media Arts Festival

|X| KSUT — Four Corners Public Radio

|X| Lethbridge Community College Business Office

|X| Macdonald Youth Services

|X| Malapasina University College

|X| Manito Ahbee Festival

|X| Maxus Communications

|X| MBS

|X| Medicine Bundle

|X| Memorial University

|X| MMF- Southwest Region

|X| Manitoba Metis Federation

|X| MMF Inc.

|X| Mohawk College

|X| Much Music

|X| Muskwa

|X| National Aboriginal Capital Corporations Association

|X| North American Indigenous Games

|X| National Aboriginal Achievement Foundation

|X| Native Communications Incorporated

|X| Native Earth Performing Arts

|X| Native Reflections Inc.

|X| Nexen Inc

|X| NITEP -Faculty of Education University of British Comumbia

|X| Oteenow Employment & Training Society

|X| Partners For Careers

|X| Prolific Graphics Inc.

|X| River Creek Resort & Casino

|X| Saddle Lake Cree Nation

|X| Safeway Canada

|X| Samson Management Limited

|X| Sask Native Theater Company

|X| SIAST

|X| Stolo Nation HRD

 |X| TKM Inc.

|X| Treaty 4 Education Center

|X| Trent University

|X| Tribal Wi-chi-way-win Capital Corp

|X| Turtle Concepts Garden River First Nation

|X| University of Ottawa Aboriginal Resource Center

|X| Wikwemikong Board of Education

|X| Willier & Company

|X| Winnipeg Chamber of Commerce

|X| Winnipeg Regional Health Authority

Past advertisers have included:

|X| Aboriginal Courtwork Program

|X| Aboriginal Financial Officers Association of Canada

|X| Aboriginal Sports Circle

|X| Aboriginal Voices Radio

|X| Aboriginal Youth Network

|X| Addressing Disabilities Issues Conf

|X| Alberta Native Friendship

|X| Algoma University College

|X| Assiniboine Community College

|X| Association of Canada Lands Surveyors

|X| BC Aboriginal Diabetes Conference

|X| BDC Aboriginal Banking

|X| Blood Tribe

|X| Brown, Mary

|X| Butler, Rebecca

|X| C-Weed Band

|X| Canada/BC Business Services Society

|X| Canada Council for the Arts

|X| Canada World Youth

|X| Canadian Aboriginal Music Awards

|X| Canadian Council for Human Resources in Environment Industry (CCHREI)

|X| Canadian Imperial Bank of Commerce

|X| Career Management Association of BC

|X| CASTS Conference

|X| CDI College

|X| Centre for Aboriginal Human Resource Development

|X| CMA Canada

|X| Cultural Human Resources Council

|X| Eagle & Hawk Rising Sun Productions

|X| Eagle Vision

|X| Edmonton Catholic SD

|X| EMI Music Canada

|X| Entrepreneurship & Skills Development

|X| First Nations Buying Group

|X| First Nations House

|X| First Nations Technical Institute

|X| First Nations Training & Consulting Service

|X| FN Education Steering Committee

|X| G3 Diversity Officer CFRG HQ Canadian Forces Recruiting Group

|X| Gambler First Nation

|X| Grant MacEwan College

|X| Grassroots News

|X| Helen Betty Osborne Memorial Foundation

|X| HRDC — Canada Student Loans

|X| Hydro One

|X| INAC

|X| Indian Affairs

|X| Indigenous Bar Association

|X| Centre for Indigenous Theatre

|X| Katimavik Port of Montreal Building

|X| Katimavik BC/Yukon

|X| Kenora Chiefs Advisory

|X| Kwantlen University College

|X| Lakehead University

|X| Learning Through the Arts

|X| Lethbridge Community College Buisness Office

|X| Ma Mawi Wi Chi Itata Centre Inc

|X| Manitoba Emergency Services College

|X| Manitoba Film and Sound

|X| Manitoba Hydro

|X| Manitoba Safety Council

|X| Maxus Communications

|X| Manitoba Aboriginal Music Host Committee

|X| MB Advanced Ed & Training

|X| MB4Youth

|X| Media/I.D.A. Vision Inc.

|X| Metis Child & Family Service

|X| Meyers Norris Penny

|X| Mid-Canada

|X| Ministry of Economic and Aboriginal Affairs

|X| MKO

|X| Manitoba Telephone System

|X| NAFA

 |X| NALMA

|X| National Aboriginal Achievement Foundation

|X| National Aboriginal Health Organ

|X| National Screen Institute — Canada

|X| Native Women’s Shelter of Montreal

|X| Ne-Chee Friendship Centre

|X| Canada World Youth Netcorps Canada International

|X| New Credit Education Department

|X| Nishnawbe Aski Nation

|X| Nokee Kwe Occupational Skill Development

|X| Norquest College

|X| North Bay IFC

|X| Northland School Division No. 61

|X| Northwest Regional Learning Consortium

|X| OCCDSB

|X| OFIFC

|X| Ottawa Carlton Catholic SB

|X| Parent Education Conference Meadowood Farm

|X| Peace Hills Trust

|X| Peguis Gaming Authority

|X| People of Colour & Native People

|X| Pepsi

|X| Pimicikamak Cree Nation

|X| Place Louis Riel

|X| Protos International Inc.

|X| The Radisson

|X| RCMP

|X| Rediscovery Training

|X| RedWAY BC Project

|X| Skidgate Band Council

|X| Samson Cree First Nation

|X| Sask Power

|X| Scotiabank

|X| Social Planning Committee of Winnipeg

|X| Spirit Fire Candles

|X| Sport Nunavut Department of Culture, Language, Elders and Youth

|X| Stolo Nation HRD

|X| Sunshine Records

|X| Teekca’s Aboriginal Boutique

|X| Third Gathering for Aboriginal Health Event Connection Unit 11

 |X| TKM Inc.

|X| Tribal Councils Investment Group

|X| UBC FN House of Learning

|X| Union BC Indian Chiefs

|X| University of Lethbridge

|X| University of Manitoba Supplier Services

|X| MBA Program, College of Commerce University of Saskatchewan.

|X| Vision Quest Conference

|X| Waubetek Business Development Corporation

|X| Waywayseecappo First Nation

|X| Waywayseecappo Wolverines Hockey Team

|X| Wellington College of Remedial Massage

|X| White Mountain Academy of the Arts

|X| Winnipeg Aboriginal Sport & Recreation

|X| Workers Of Tomorrow

|X| YaYo Productions

|X| Youth Retreat

Advertising agencies working with Riverside include:

|X| Anderson McFallon

|X| DDB Canada representing Syncrude

|X| Highwood Communications Ltd., representing the Province of Alberta

|X| Media Vision representing: Air Reserve; Canadian Forces; Canadian Space Agency; Health Canada; and Heritage Canada

|X| Netcorps Canada

|X| Poirier Communications Ltd.

|X| The Media Company

|X| TMPW Canada representing Skills Canada

Grants

Though Riverside is a for-profit corporation, Riverside is able to procure grants which it uses to assist with operational costs and to expand operations. However, Riverside is not dependent upon grant aid. Several grant proposals which were under review for 2006 include:

|X| Canada Publishers Assistance Program – Riverside sought this grant to cover mailing costs, and was accepted for the amount of $25,000.

|X| The Winnipeg Partnership Agreement – this grant for $20,000 is to provide an annual subscription to the schools in Winnipeg Division No. 1. Riverside’s proposal was declined on September 27, 2006. Riverside may seek grants from other cities with similar grant organizations.

|X| A grant for an Aboriginal cultural “ezine” – this grant is for $50,000. Riverside was nearly awarded the grant in 2005 but was again unsuccessful in 2006.

|X| Canada Council of the Arts – in September 2006 Riverside received approval for a $20,000 grant for editorial assistance.

|X| Aboriginal Arts Secretariat of the Canada Council for the Arts – in 2006 Riverside was successful in receiving a three-year capacity building grant of $30,000 each year.

Special Editions

Riverside has printed numerous special editions, some of which have been tied to grant amounts, as follows:

|X| Special Edition on Powwows, Arts and Entertainment;

 |X| Special Edition on Best Practices in Aboriginal Economic Development; and

|X| Special Edition on Performing Arts.

Subscriptions

Mail-in subscriptions are available in 3 categories: single copies, multiple copies and classroom kits. The subscription prices are as follows:

Categories	Price
Single copy (6 issues)	$42.95
Multiple copies (6 copies of each issue, 6 issues)	$99.95
SAY Magazine Classroom Kit (30 copies + Resource Guide + Role Model posters, current issue)	$89.95/kit
SAY Magazine Classroom Kit (30 copies + Resource Guide + Role Model posters, 4 issues)	$359.80/kit

The Classroom Kits are beneficial to educational providers and are suited for any age level.

Operations

Riverside utilizes the team approach to bring each issue of SAY to fruition. The Production and Editorial Teams work in conjunction with one another for all in-house work.

The Production Team, which includes a designer, a publisher, and volunteer members, manages the day-to-day operations of SAY projects. They manage the entire project throughout the development process which includes, but is not limited to:

|X| directing and communicating with SAY contractors;

|X| collecting and sharing information with the Editorial Team;

|X| facilitating communication among Editorial Team members and SAY consultants;

|X| synthesizing feedback from end-users and Editorial Team.

The Editorial Team, which includes an editor, a youth editor, and volunteer members, provides guidance and direction throughout the development phases of SAY Magazine and the website for the editorial content, related to editorial direction, quality and appropriate content. The volunteer members of the Editorial Team are from across Canada, generally recruited from Aboriginal social functions, and include representatives from each of the regularly featured sections of the magazine and website as well as Aboriginal youth representatives.

The Editorial Team’s guidance and direction may include but is not limited to:

|X| commenting on suggestions put forward or providing additional contacts for research and interviews;

|X| ensuring the SAY information gets disseminated to their constituency and that any feedback is returned to the Production Team within established time lines;

|X| ensuring national geographical representation in SAY publications;

|X| ensuring national Aboriginal representation in SAY publications;

|X| providing input on text; and

|X| making general design and illustration recommendations based on feedback from end-users.

The Editorial Team and the Production Team work together to develop a concept, theme and article outline for each magazine. Material relevant to each issue’s theme is included in the magazine, as well as material pertinent to each of the regular sections (i.e. Music, Movies, Careers, Feedback, etc.). This material primarily comes from readers and freelancers.

Submissions from readers often make up a majority of SAY’s content. The Editorial Team edits the material to correct grammar issues and adjusts content so as to eliminate profanity or insensitive issues. The Editorial Team only utilizes material by, for, or of interest to Native youth.

Submissions from freelancers are used less frequently. The Editorial Team assigns articles to freelance writers, follows the progress of articles, and ensures that the editorial principles are followed. The Editorial Team is building a “National Team” of career information writers. They also work with freelance photographers and illustrators.

The layout and design of the magazine is contracted to Relish Design Inc. of Winnipeg, Manitoba. Relish has provided the design structure for the last seven issues.

The printer for the magazine is Prolific Printing Group of Winnipeg. They also handle the Canada Post fulfillment, which includes labeling and sorting. Any insertion orders with the magazine are also completed by Prolific.

We do not have agreements with either Relish Design or Prolific Printing but order layout and design and printing services on a per issue basis.

Riverside has a circulation manager working on a part time basis and a national sales manager working on a full time basis, both from the company offices.

Competition

SAY magazine’s competition includes three Aboriginal magazines:

|X|	Redwire Magazine, a Canadian publication that prints four issues annually at up to 10,000 copies per issue. This magazine is not used in schools and is not seen as a major competitor.

|X|	Spirit Magazine, a Canadian publication that prints four issues annually at about 5,000 copies per issue, but targets only Aboriginal people over the age of 24. Usually, the magazine is 48 pages in length, maintains a website and is perceived as an “art” magazine.

|X|	Native Peoples Magazine, a U.S. publication that prints six issues annually at about 50,000 copies per issue. It is the largest, most highly targeted magazine devoted solely to Native American art and culture. With editorial on a variety of issues and outstanding photography, the magazine targets upscale readers; in particular, it targets museums and art galleries. It focuses on Native American contemporary art, artifacts, history and culture. There is little focus on youth.

A limited number of educational websites target Aboriginal youth including:

|X|	The First Peoples on SchoolNet, www.schoolnet.ca/aboriginal/menu-e.html, is a catalogue of Aboriginal related curriculum material.

|X|	The Kids Stop, www.ainc-inac.gc.ca/ks/english/4000_e.html, features profiles of notable Aboriginal Canadians and their achievements in everything from sports to politics, to the arts. Kids can even try their hand at First Nation languages, guided by RealAudio pronunciations.

|X|	The Aboriginal Youth Network, ayn-O.ayn.ca, is specifically aimed at First Nations youth themselves, and with websites often created by them, it provides practical information, such as employment opportunities and scholarship funds.

Native American inline magazines include the following:

|X|	Native Peoples Magazine, www.nativepeoples.com, is dedicated to the sensitive portrayal of the arts and lifestyles of the indigenous peoples of the Americas.

|X|	Ancient American, www.ancientamerican.com, reports on ancient artifacts and opens a forum for discussion between the professional and the vocational archaeologist.

|X|	Tribal College Journal, www.tribalcollegejournal.org, is a quarterly publication for American Indian educators, federal and tribal leaders, students and others interested in Indian issues.

|X|	Career Path, www.nativejobs.com, serves the employment and recruitment needs of Native Americans, tribal organizations, university placement offices, government and industry.

|X|	Native American Images, www.nativeamericanlinks.com, is web magazine devoted to the images of Native American people, places, and land.

There are a number of newspapers throughout various parts of Canada and the United States that target the Aboriginal/American Indian community; none of these specifically target Aboriginal youth. None of these newspapers is career or lifestyles oriented and are often political in nature, tending to target the First Nation, a specific tribe, or the Metis people, but rarely combine the respective target markets.

Market

The target market for SAY magazine and its corresponding website is Aboriginal/Native youth. Until Sprit Enterprises introduced SAY, Aboriginal youth in Canada did not have a national resource and lifestyle magazine directed specifically towards them. No magazines in the United States specifically target the American Indian youth market.

Demographics

Canada

There are over 1.4 million Aboriginal people in Canada. The Aboriginal population is projected to increase to over 1.6 million by 2011 — a growth rate that is nearly three times faster than the non-Aboriginal population. Aboriginal youth (14 to 30) will represent a much larger share of the youth market over the next decade and will account for an increasing share of entrants into the workforce.

The Aboriginal population is the fastest growing segment of the Canadian population. Demographic projections indicate the Aboriginal population is increasing in every province and territory in Canada. It is expected that between 1991 and 2016, the Aboriginal population will increase by 56%. On average, the Aboriginal population is significantly younger than the rest of the Canadian population. For instance, in 1991, more than 50% of the Aboriginal population was below the age of 25.

Education in the Aboriginal community is on the rise. The education levels for certain segments of the Aboriginal population are still below the Canadian average. Only 31% of the Aboriginal on-reserve population has a high school education. This is about half the Canadian average. This statistic is changing rapidly. The retention rate of on-reserve schools increased from 13% in 1969-1970 to 75% in 1995-1996. In 1969, only 800 Aboriginal people had a post-secondary education. By 1991, the number was 150,000.

Based upon these statistics, Riverside feels it has room to expand the readership of SAY magazine. The statistics are taken from the following sources: Projections of Registered Indians, 1991-2015 (February 1993), Rapid Growth Scenario – Report prepared by Statistics Canada for DIAND, and; Projections of Canada’s Population of Aboriginal Ancestry, 1991-2015 (July 1993) – Report prepared by Statistics Canada for the Interdepartmental Working Group on Employment Equity.

United States

Four out of ten U.S. American Indians lived in the Western United States. Over half of all people who identified themselves as American Indian lived in just ten states. The ten cities with the greatest American Indian populations are: New York City, Los Angeles, Chicago, Houston, Philadelphia, Phoenix, San Diego, Dallas, San Antonio, and Detroit. The largest Indian tribes are the Cherokee with 234,000 members and the Navajo with 204,000 members. The largest Alaska Native tribe is the Eskimo with 37,000 members. The largest on-reservation population is the Navajo Nation with 175,200 members. The greatest state Native population is California with 683,000, followed by Oklahoma (394,000) and Arizona (327,000). Using this type of information, Riverside intends to target the U.S. market in more densely populated American Indian areas.

Teens

The teen market both in Canada and the United States is growing. By 2000, the number of 12 to 19 year old teens in the United States was projected as 32 million. This market represents the most multicultural population the United States has seen. Teens have a significant income of their own to spend and wield increasing influence on household purchases. Additionally, in 2003, nearly half of 9 to 17 year olds were asked by their parents to go online to obtain information on products or services.

The teen market, both in Canada and the United States, is important because teens:

|X| have significant discretionary income, spending U.S. $112.5 billion in 2003

 |X| spend family money as well as influence their parent's spending on household purchases

 |X| establish and affect fashion, lifestyle and overall trends.

The opportunities of this market include:

|X| teens are a growing market

|X| teens have money to spend

|X| teens influence household spending

|X| teens multitask media.

NOPWorld 2003, a market research firm, found that entertainment items, such as magazines, figured prominently on teen planned purchases and what they actually bought. Magazines were on teens’ top 10 lists for both items they plan to buy and what they recently purchased.

Advertisers look toward this market because magazines are an influential force on teen spending. More than 28% of teens’ purchases have been directly influenced by magazine advertising for music, games, makeup and clothes (2003-1 Roper Youth Report NOPWorld Company –February 2003).

Teens who read magazines are more likely to make purchases than the general population in a wide number of categories, including health and beauty, leisure, electronics/technology, apparel and food, thus making teen-magazine advertising attractive (2003 MRI Teenmark).

Teens are active consumers in terms of the money they spend, as well as in the influence they wield in their families and on societal trends. With eight out of ten teens reading magazines, this medium is one teens depend upon to become informed. Teens trust advertising in magazines the most – more than television, radio or the Internet. With their considerable trustworthiness, reach and effectiveness, magazines remain a powerful way to connect to this valuable market (Teen Market Profile 2004 Magazine Publishers of America).

Government Regulation

Riverside is subject to laws and regulations that are applicable to the magazine publishing business. These laws include regulation over intellectual property ownership and infringement, copyrights, trademarks, trade secrets, obscenity, libel, employment and personal privacy. Copyright laws protect “original works of authorship fixed in any tangible medium of expression, now known or later developed” (USC 17 Sec. 102), and are of cardinal importance within the publishing business.

Additionally, there are an increasing number of federal, state, local and foreign laws and regulations pertaining to the Internet, and a number of federal, state, local and foreign legislative and regulatory proposals are under consideration. Laws or regulations may be adopted with respect to the Internet relating to, among other things, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and quality of products and services. The applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyrights, trademarks, trade secrets, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws or regulations, may decrease the growth in the use of the Internet.

Riverside is also subject to laws and regulations that are applicable to various Internet activities. There are an increasing number of federal, state, local and foreign laws and regulations pertaining to the Internet and telecommunications. In addition, a number of federal, state, local and foreign legislative and regulatory proposals are under consideration. Laws or regulations may be adopted with respect to the Internet relating to, among other things, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and quality of products and services. The applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws or regulations, may decrease the growth in the use of the Internet, may impose additional burdens on electronic commerce or may alter how Riverside does business.

In the United States, Congress has recently adopted legislation that regulates certain aspects of the Internet, including online content, user privacy and taxation. In addition, Congress and other federal entities are considering other legislative and regulatory proposals that would further regulate the Internet. Congress has, for example, considered legislation on a wide range of issues including Internet spamming, database privacy, gambling, pornography and child protection, Internet fraud, privacy and digital signatures. Various states have adopted and are considering Internet-related legislation. Increased U.S. regulation of the Internet may slow its growth, particularly if other governments follow suit, which may negatively impact the cost of doing business over the Internet and materially adversely affect Riverside’s business, financial condition, results of operations and future prospects. Riverside has no way of knowing whether legislation will pass or what form it might take.

New laws and regulations may increase Riverside’s costs of compliance and doing business, decrease the demand for Riverside’s products, or otherwise have a material adverse effect on Riverside’s business.

Employees

Riverside has three full-time and four part-time employees. Riverside does not intend to hire additional employees to fulfill its staffing requirements over the next twelve months. Riverside uses freelance contributors, consultants, attorneys, and accountants as necessary.

Ms. Lounsbury, CEO, CFO, principal accounting officer, and director, is employed full time in support of SAY’s operations, including working as the head of production, editor, and marketer.

Mr. Tutschek, secretary and director, spends a few hours per week on the operations of Riverside at this stage of operations. However, he anticipates that the amount time he focuses upon Riverside will increase as operations develop.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion and analysis of Riverside’s financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes and the other financial information appearing elsewhere in this registration statement.

This discussion and analysis, this report, and the exhibits attached hereto contain forward-looking statements.The forward-looking statements include, without limitation, statements as to management’s good faith expectations and beliefs, which are subject to inherent uncertainties which are difficult to predict and may be beyond the ability of Riverside to control. Forward-looking statements are made based upon management’s expectations and belief concerning future developments and their potential effect upon Riverside. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on Riverside will be those anticipated by management.

The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Riverside, or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

These risks and uncertainties, many of which are beyond Riverside’s control, include (i) the inherent speculative nature of magazine printing and distribution; (ii) uncertainties involved in the rate of growth of Riverside’s business and acceptance of their magazine; (iii) the ability of Riverside to attract and maintain sufficient readership, partners/sponsors, and advertisers for producing sufficient revenues to fund and maintain operations; (iv) general economic conditions.

Although Riverside believes that the expectations reflected in these forward-looking statements are reasonable, such expectations may prove to be incorrect.

Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this report. Riverside undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

Strategy

Riverside believes it can successfully reach its target market and continue to increase advertising revenue and circulation. Riverside’s short term operational milestones include:

|X| penetrate United States market;

|X| obtain $30,000 in U.S. subscriptions;

|X| publish and distribute 6 issues per year to U.S. tribes;

|X| sign on ten partners/sponsors from U.S. at a value of more than $100,000;

 |X| increase number of partners/sponsors in Canada by 20% at a value of $50,000;

|X| increase advertisement sales in Canada by 20%.

Riverside will also focus on: soliciting advertising from pre-qualified businesses and organizations; meeting a pre-determined, per-issue, advertising revenue target, and; signing as many advertisers as possible to annual contracts.

Riverside’s is also directing its efforts on more fully penetrating the U.S. market. The effort has begun with the development of a 20,000 name contact database and the distribution of free copies of SAY magazine. Riverside’s goal is to obtain 50 distributors by August of 2007, and 100 by August of 2008. Riverside also plans to contract with ten U.S. Partners/Sponsors for a total of $100,000 by August of 2008. The main objective behind the U.S. penetration is to increase overall advertising revenues.

Upon the completion of the process of filing this form SB-2 with the Commission under the Securities Act, Riverside will file with the Commission on Form 8-A to register its stock under the Exchange Act.

Results of Operations

Since the acquisition of Spirit Enterprises on January 21, 2005 was accounted for as a reverse merger or recapitalization of Riverside, the narrative and consolidated financial statements included herein are those of Spirit Enterprises from January 1, 2003, through January 20, 2005, and the combined entity from January 21, 2005 to September 30, 2006. Riverside’s fiscal year end is December 31.

Sales

Sales include “advertising,” “special editions,” and “subscriptions.” Advertising revenue is generated from the sales of advertising for Riverside’s regular SAY editions and the website. Grants are procured on the basis of SAY’s benefit to the community and for special editions, which are targeted based upon the grant criteria. Subscriptions, which generally make up a small portion of Riverside’s revenue, are purchased singly by individuals or in multiples by schools or other institutions.

Sales for the three month period ended September 30, 2006 increased to $130,064 from $36,345 for the three month period ended September 30, 2005, an increase of 258%. Sales for the nine month period ended September 30, 2006 increased to $274,858 from $168,774 for the nine month period ended September 30, 2005, an increase of 63%. The increase in sales over the comparative three and nine month periods is primarily attributable to an increase in advertising and subscriptions. Riverside anticipates that sales will continue to increase over future periods from increases in subscription revenue, advertising sales, and special edition revenue.

Sales for the year ended December 31, 2005 decreased to $209,395 from $365,480 for the year ended December 31, 2004, a decrease of 43%. Though Riverside realized an increase in advertising revenue, the overall decrease in revenues is primarily attributable to a lack of special edition revenue in 2005 as compared to the special edition revenue in 2004 that produced nearly $200,000 in revenue. Nonetheless, with Riverside’s expected increase in the number of published issues this year, Riverside believes that sales in 2006 will surpass those in 2005.

                                                     Schedule of Published Issues

---------- -------------------------------------------------------------------------------------------------------
                                                     Three Months Ended
---------- -------------------------------------------------------------------------------------------------------
---------- ----------------------- -------------------------- ------------------------- --------------------------
                  March 31                  June 30                 September 30               December 31
---------- ----------------------- -------------------------- ------------------------- --------------------------
---------- ---------- ------------ ------------- ------------ ------------- ----------- ------------- ------------
           Regular      Special      Regular       Special      Regular     Special       Regular       Special
            Issues     Editions       Issues      Editions       Issues      Editions      Issues      Editions
---------- ---------- ------------ ------------- ------------ ------------- ----------- ------------- ------------
---------- ---------- ------------ ------------- ------------ ------------- ----------- ------------- ------------
2006           1                        1             1            1                         1             2
---------- ---------- ------------ ------------- ------------ ------------- ----------- ------------- ------------
---------- ---------- ------------ ------------- ------------ ------------- ----------- ------------- ------------
2005           1                        2                          1
---------- ---------- ------------ ------------- ------------ ------------- ----------- ------------- ------------
---------- ---------- ------------ ------------- ------------ ------------- ----------- ------------- ------------
2004           1                                      1            1                         1             1
---------- ---------- ------------ ------------- ------------ ------------- ----------- ------------- ------------
---------- ---------- ------------ ------------- ------------ ------------- ----------- ------------- ------------
2003           1                                                   1                         1
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---------- ---------- ------------ ------------- ------------ ------------- ----------- ------------- ------------
2002                                    1                                                    1
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Cost of Sales

Costs of Sales include “magazine costs” and “posters, project and polybags.” Magazine costs include publishing and printing costs as well as mailing costs. Posters, project and polybags are costs related to special advertising inserts and packaging.

Cost of sales for the three month period ended September 30, 2006 increased to $23,283 from $7,317 for the three month period ended September 30, 2005, an increase of 218%. Cost of sales for the nine month period ended September 30, 2006 increased to $74,466 from $69,237 for the nine month period ended September 30, 2005, an increase of 8%. The increase in cost of sales over the comparative three and nine month periods is attributable to an increase in magazine production costs associated with the increase in subscriptions. Riverside expects that the cost of sales will increase over future periods as sales increase.

Cost of sales for the year ended December 31, 2005 decreased to $110,411 from $239,684 for the year ended December 31, 2004, a decrease of 54%. This decrease is primarily due to a decrease in magazine production costs that corresponds to the decrease in subscriptions and special editions sales over the comparative periods.

Gross Margin

Gross margin for the three month period ended September 30, 2006 increased to $106,781 from $29,028 for the three month period ended September 30, 2005, an increase of 268%. Gross margin for the nine month period ended September 30, 2006 increased to $200,392 from $99,537 for the nine month period ended September 30, 2005, an increase of 101%. The increase in gross margin over the comparative three and nine month periods is primarily due to increases in revenue with smaller than corresponding increases in cost of sales.

Gross margin for the year ended December 31, 2005 decreased to $98,984 from $125,796 for the year ended December 31, 2004, a decrease of 21%. The decrease in gross margin is primarily attributable to the lack of special edition revenue in 2005.

Operational Expenses

Our operational expenses include “bad debts,” “depreciation,” “interest and bank charges,” “interest on long-term debt,” “marketing,” “office,” “professional fees,” “rent,” “salaries, wages and benefits,” “telephone, fax and internet,” “travel,” “vehicle expenses,” and “website and computer support.”

Operational expenses for the three month period ended September 30, 2006 decreased to $34,632 from $56,056 for the three month period ended September 30, 2005, a decrease of 38%. Operational expenses for the nine month period ended September 30, 2006 increased to $180,398 from $166,818 for the nine month period ended September 30, 2005, an increase of 8%. The decrease in operational expenses over the comparative three month periods is primarily attributable to a decrease in marketing expenses and professional fees. The increase in operational expenses over the comparative nine month periods is primarily attributable to an increase in professional fees. Riverside expects that operational expenses will remain relatively consistent over future periods.

Operational expenses for the year ended December 31, 2005 increased to $278,213 from $205,694 for the year ended December 31, 2004, an increase of 35%. This increase is primarily due to an increase in marketing expenses and professional fees.

Other Income (Expense)

Other income for the three month period ended September 30, 2006 decreased to $674 from $9,357 for the three month period ended September 30, 2005. Other income for the nine month period ended September 30, 2006 increased to $18,522 from $11,918 for the nine month period ended September 30, 2005. The decrease in other income over the comparative three month periods is primarily attributable to a gain on the settlement of a debt in the third quarter of 2005. The increase in other income over the comparative nine month periods is primarily attributable to our design and publication of a special event program for the National Aboriginal Achievement Foundation.

Other income for the year ended December 31, 2005 increased to $28,431 from $4,679 for the year ended December 31, 2004. This increase is primarily attributable to an increase in grants and a gain on debt forgiveness.

Income

Net Income for the three month period ended September 30, 2006 was $74,215 as compared to a net loss of $17,671 for the three month period ended September 30, 2005. Net income for the nine month period ended September 30, 2006 was $39,715 as compared to a net loss of $55,363 for the nine month period ended September 30, 2005. The realization of a net income over the three and nine month comparative periods is attributable to an increase in sales with a decrease or smaller than corresponding increase in costs of sales and expenses. Riverside expects to periodically realize net incomes in the near term.

Net losses for the year ended December 31, 2005 increased to $150,798 from $73,452 for the year ended December 31, 2004, an increase of 105%. The increase in losses is attributable to a decrease in sales and increased expenses.

Impact of Inflation

Riverside believes that inflation has had a negligible effect on operations over the past three years. Further, Riverside believes that it can offset inflationary increases in the cost of raw materials and labor by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources

Cash flow used in operations was $26,869 for the nine month period ended September 30, 2006, as compared to cash flow used in operations of $35,611 for the nine month period ended September 30, 2005. The decrease in cash flows used in operations over the comparative periods can be primarily attributed to the realization of net earnings.

Cash flow used in operations was $61,321 for the year ended December 31, 2005, as compared to cash flow used in operations of $290 for the year ended December 31, 2004. The increase in cash flows used in operating activities for the year ended December 31, 2005 is primarily attributable to an increase in losses incurred from operations as well as an increase in accounts receivable.

Cash flow provided by financing activities was $34,763 for the nine month period ended September 30, 2006, as compared to cash flow provided by financing activities of $28,297 for the nine month period ended September 30, 2005. Cash flow provided by financing activities in the current nine month period can be attributed primarily to advances from shareholders, receipt of a term loan due on demand, and net borrowing under a line of credit. Riverside expects to generate additional cash flow from financing activities in future periods.

Cash flow provided by financing activities was $52,051 for the year ended December 31, 2005 and $21,794 for the year ended December 31, 2004. Cash flow generated from financing activities in the year ended 2005 can be attributed primarily to advances from shareholders.

Cash flow used in investing activities was $1,676 for the nine month period ended September 30, 2006, and $0 for the nine month period ended September 30, 2005. The investing activities included the purchase of equipment.

Cash flow used in investing activities was $2,656 for the year ended December 31, 2005 and $3,151 for the year ended December 31, 2004. The investing activities included the purchase of equipment.

Riverside has current liabilities totaling $218,793 at September 30, 2006, of which $131,476 are accounts payable and accruals and $51,832 are deferred revenues. The accounts payable are due in 90 days from inception. We are under an obligation to return deferred revenue if a contracted publication does not occur. While Riverside has a working capital deficit at September 30, 2006, totaling $132,487, Riverside feels that it can reduce this deficit by procuring additional grants and increasing advertising sales and publication distribution.

Riverside believes that its current assets, which total $86,306 at September 30, 2006, will be insufficient to conduct its operations over the next twelve (12) months. Riverside will continue to focus on increasing its revenue through advertising and subscription sales. Should Riverside be unable to realize sufficient net revenue over the next twelve months it will need to raise additional funds to continue printing and distributing SAY. Riverside has no current commitments or arrangements with respect to funding or immediate sources of funding. Further, no assurances can be given that additional funding, if needed, would be available to Riverside or available on acceptable terms. Riverside’s inability to obtain additional funding, if required, would have a material adverse affect on its operations. Although Riverside has no obligation or commitment from any shareholder to provide funding, Riverside anticipates that its shareholders will continue to show support in the form of loans or equity placements if the need for additional funding arises. Riverside’s inability to obtain funding, as necessary, would stifle its development and operations.

Riverside is conducting this offering, in part, because it believes that a registration of its equity securities will minimize some of the impediments to capital formation that otherwise exist. By having a registration statement in place, Riverside believes it will be in a better position, either to conduct a future public offering of its securities or to undertake a private placement with registration rights. Registering its shares under the Securities Act will help minimize the liquidity discounts Riverside may otherwise have to take in a future private placement of its equity securities, because investors will have a high degree of confidence that the Rule 144(c)(1) public information requirement will be satisfied, and a public market could exist to effect Rule 144(g) broker transactions. Riverside believes that the cost of registering its securities, and undertaking the affirmative disclosure obligations that such a registration entails, will be more than offset by avoiding liquidity discounts in future sales of securities.

Capital Expenditures

Riverside made no significant capital expenditures on property or equipment for the three and nine month periods ended September 30, 2006 and 2005. Further, Riverside has no current plans for the purchase or sale of any plant or equipment, outside of normal items to be utilized by office personnel.

Going Concern

Riverside’s auditors have expressed substantial doubt as to Riverside’s ability to continue as a going concern as a result of an accumulated deficit of $356,789 as of December 31, 2005 which has decreased to $318,273 as of September 30, 2006. Riverside’s ability to continue as a going concern is subject to the ability of Riverside to obtain a profit and /or obtaining the necessary funding from outside sources. Management’s plan to address Riverside’s ability to continue as a going concern, includes (i) realization of increased revenues from sales (ii) obtaining funding from private placement sources; (iii) obtaining additional funding from the sale of Riverside’s securities; (iv) obtaining loans from shareholders as necessary, and (v) converting outstanding debt to equity. Although management believes that it will be able to obtain the necessary funding to allow Riverside to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

Critical Accounting Policies

In Note 3 to the audited consolidated financial statements for the years ended December 31, 2005 and 2004 included in this prospectus, Riverside discusses those accounting policies that are considered to be significant in determining the results of operations and its financial position. Riverside believes that the accounting principles utilized by it conform to accounting principles generally accepted in the United States of America.

The preparation of financial statements requires management to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. By their nature, these judgments are subject to an inherent degree of uncertainty. On an on-going basis, Riverside evaluates its estimates, including those related to bad debts, inventories, revenue, and income taxes. Riverside bases its estimates on historical experience and other facts and circumstances that are believed to be reasonable, and the results form the basis for making judgments about the carrying value of assets and liabilities. The actual results may differ from these estimates under different assumptions or conditions.

With respect to revenue recognition, Riverside applies the following critical accounting policies in the preparation of its financial statements.

Riverside’s principal sources of revenue are comprised of advertising, contract sales (from special editions), subscriptions and grants.

Riverside recognitions of advertising revenue has been specifically tailored to be recognized upon delivery of the edition in which the advertisement appears or over the life of the contractually agreed period for ongoing advertising not related to a specific issue. Contract sales, which include special editions commissioned by customers, have not changed: revenue is recognized upon delivery of the special edition.

Some particulars of Riverside’s revenue recognition have been clarified. Specifically, revenues from grants and subscriptions were recognized during the period in which the costs are incurred, now subscription revenue is recognized on a pro-rata basis as the applicable magazine issues are delivered, and grant revenues are recognized as the reimbursable expenses are incurred over the life of the related grant.

Riverside has implemented changes to more accurately reflect estimates, having arrived at these changes through a trial and error method, looking at historical data. Although Riverside has modified and elaborated upon past revenue recognition assumptions with further detail, it does not believe that its assumptions about revenue recognition will change significantly in the future.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” This statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. In addition, SFAS 155 clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133. It also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS 155 amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on Riverside’s results of operations or financial position.

In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140". This statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement: (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: (a) a transfer of the servicer’s financial assets that meets the requirements for sale accounting, (b) a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, (c) an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates; (2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; (3) permits an entity to choose either of the following subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities: (a) Amortization method—Amortize servicing assets or servicing liabilities in proportion to and over the period of estimated net servicing income or net servicing loss and assess servicing assets or servicing liabilities for impairment or increased obligation based on fair value at each reporting date, or (b) Fair value measurement method—Measure servicing assets or servicing liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the changes occur; (3) at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt this statement as of the beginning of its first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The effective date of this Statement is the date an entity adopts the requirements of this Statement.

DESCRIPTION OF PROPERTY

Riverside currently maintains office space at the residence of Leslie Lounsbury on a month to month basis. Riverside has paid $2,136 in the three months and $9,932 in the nine months ended September 30, 2006 to Ms. Lounsbury for the use of this space. This address is 55 Braintree Crescent Winnipeg Manitoba R3J 1E1 and the phone number is (204) 228-9695. Riverside does not believe that it will need to obtain additional office space at any time in the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director, executive officer, nominee for election as a director of Riverside, owner of five percent of more of Riverside’s outstanding shares, or any member of their immediate family, has entered into any related transaction for amounts which exceed $60,000.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public trading market exists for Riverside’s securities. Riverside has no common equity subject to outstanding purchase options or warrants. Riverside has no securities convertible into its common equity. Except for this offering, there is no common equity that is being, or has been proposed to be, publicly registered by Riverside.

As of December 29, 2006, there were 8,998,659 shares of common stock outstanding, held by 67 shareholders of record. Upon effectiveness of this registration statement, 8,998,659 shares of Riverside will be eligible for sale, subject to the resale rules related to officers, directors and affiliate shareholders as mandated by the Securities Act.

Riverside has not paid any dividends on its common stock and does not expect to declare or pay any dividends on its common stock in the foreseeable future. Payment of any dividends will depend upon Riverside’s future earnings, if any, its financial condition, and other factors as deemed relevant by the board of directors.

   EXECUTIVE COMPENSATION

The following table provides summary information of Riverside during the years 2005, 2004, and 2003 concerning all compensation, either cash or non-cash, paid or accrued by Riverside to or on behalf of the president or secretary of Riverside. No officer or employee of Riverside received a total salary and bonus exceeding $100,000 during the periods reflected.

Summary Compensation Table

Annual Compensation	Long Term Compensation
Awards	Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options Sars #	LTIP Payouts	All Other Compensation
Leslie Lounsbury CEO and CFO	2005 2004 2003	- - -	- - -	$12,380* - -	- - -	- - -	- - -	- - -
Martin Tutschek Secretary*	2005 2004 2003	- - -	- - -	- - -	- - -	- - -	- - -	- - -

* Ms. Lounsbury was compensated for the use of office space located at her residence.

** Mr. Tutschek served as Riverside’s chief executive officer, chief financial officer and principal accounting officer from inception until January 21, 2005.

Except as disclosed above, as of December 29, 2006, no officer of Riverside has received any form of compensation for services rendered on Riverside’s behalf, neither has any form of compensation accrued to any officer for such services. Although there is no current plan in existence, it is possible that Riverside will adopt a plan to pay or accrue compensation to Riverside’s officers for services related to the implementation of Riverside’s business plan. Riverside has no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but, the board of directors may recommend adoption of one or more such programs in the future. Riverside has no employment contract or compensatory plan or arrangement with any executive officer of Riverside.

FINANCIAL STATEMENTS

Riverside’s unaudited financial statements for the three and nine month periods ended September 30, 2006 and 2005 are attached hereto as pages F-1 through F-14 and the audited financial statements for the periods ended December 31, 2005 and 2004 are attached hereto as pages F-15 through F-28.

                                                      RIVERSIDE MANITOBA, INC.

                                         INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                             FOR PERIODS ENDED SEPTEMBER 30, 2006 AND 2005

Interim Consolidated Balance Sheets                                                                         F-2

Interim Consolidated Statements of Loss (Unaudited)                                                         F-3

Interim Consolidated Statements of Shareholders' Deficit and Comprehensive Loss (Unaudited)                 F-4

Consolidated Statement of Cash Flows (Unaudited)                                                            F-5

Notes to the Unaudited Consolidated Financial Statements                                                    F-6

                                                                                            Riverside Manitoba Inc.
                                                                                Interim Consolidated Balance Sheets
                                                                     As at September 30, 2006 and December 31, 2005
--------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------- --- --- ----------------------- ----------------------
                                                                                September 30           December 31,

                                                                                        2006                   2005
                                                                                 (unaudited)
------------------------------------------------------------- --- --- ----------------------- ----------------------
------------------------------------------------------------- --- --- ----------------------- ----------------------

   Assets
   Current
      Cash
                                                                                         267                    765
      Accounts receivable
                                                                                      70,624                 83,267
      Deferred marketing and advertising
                                                                                      15,415                 37,453
------------------------------------------------------------- --- --- ----------------------- ----------------------
------------------------------------------------------------- --- --- ----------------------- ----------------------

                                                                                      86,306                121,485

   Equipment  (Note 4)
                                                                                      14,353                 18,250
   Non-current accounts receivable
                                                                                      26,871                      -
------------------------------------------------------------- --- --- ----------------------- ----------------------
------------------------------------------------------------- --- --- ----------------------- ----------------------

                                                                                     127,530                139,735
------------------------------------------------------------- --- --- ----------------------- ----------------------
------------------------------------------------------------- --- --- ----------------------- ----------------------

   Liabilities
   Current
      Bank indebtedness  (Note 5)
                                                                                      18,070                 14,771
      Accounts payable and accruals (Note 6)                                         131,476
                                                                                                            110,627
      Deferred revenue  (Note 7)
                                                                                      51,832                142,492
      Term loan due on demand  (Note 8)
                                                                                      17,415                 10,515
------------------------------------------------------------- --- --- ----------------------- ----------------------
------------------------------------------------------------- --- --- ----------------------- ----------------------

                                                                                     218,793                278,405
------------------------------------------------------------- --- --- ----------------------- ----------------------
------------------------------------------------------------- --- --- ----------------------- ----------------------

   Deferred revenue (Note 7)
                                                                                      45,538                 55,711
   Future income taxes (Note 9)
                                                                                       1,344                  1,287
   Payable to shareholders  (Note 10)
                                                                                      92,718                 68,154
------------------------------------------------------------- --- --- ----------------------- ----------------------
------------------------------------------------------------- --- --- ----------------------- ----------------------

                                                                                     358,393                403,557
------------------------------------------------------------- --- --- ----------------------- ----------------------
------------------------------------------------------------- --- --- ----------------------- ----------------------

   Shareholders' Deficit

   Share capital (Note 11)
                                                                                     116,000                116,000
   Deficit
                                                                                   (318,273)              (356,789)
   Accumulated other comprehensive loss
                                                                                    (28,590)               (23,033)
------------------------------------------------------------- --- --- ----------------------- ----------------------
------------------------------------------------------------- --- --- ----------------------- ----------------------

                                                                                   (230,863)
                                                                                                          (263,822)
------------------------------------------------------------- --- --- ----------------------- ----------------------
------------------------------------------------------------- --- --- ----------------------- ----------------------

                                                                                     127,530
                                                                                                            139,735
------------------------------------------------------------- --- --- ----------------------- ----------------------

                                The accompanying notes are an integral part of these financial statements

                                                                                           Riverside Manitoba Inc.
                                                    Interim Consolidated Statements of Earnings (Loss) (Unaudited)
                                            For the three and nine month periods ended September 30, 2006 and 2005
-------------------------------------------------------------------------------------------------------------------
----------------------------------------------- --------------- ---------------- --------------- ------------------

                                                             Three months ended                  Nine months ended
                                                                   September 30                       September 30
                                                          2006             2005            2006               2005
----------------------------------------------- --------------- ---------------- --------------- ------------------
----------------------------------------------- --------------- ---------------- --------------- ------------------

   Sales
     Advertising                                       113,364           26,671         225,963            144,967
     Posters, project and polybags                       4,376            7,765          12,205             10,756
     Subscriptions                                      12,324            1,909          36,690             13,051
----------------------------------------------- --------------- ---------------- --------------- ------------------
                                                       130,064           36,345         274,858            168,774
----------------------------------------------- --------------- ---------------- --------------- ------------------
----------------------------------------------- --------------- ---------------- --------------- ------------------

   Cost of sales
     Magazine costs                                     23,283            7,317          72,911             67,074
     Posters, project and polybags                           -                -           1,555              2,163
----------------------------------------------- --------------- ---------------- --------------- ------------------
                                                        23,283            7,317          74,466             69,237
----------------------------------------------- --------------- ---------------- --------------- ------------------
----------------------------------------------- --------------- ---------------- --------------- ------------------

   Gross margin                                        106,781           29,028         200,392             99,537
----------------------------------------------- --------------- ---------------- --------------- ------------------
----------------------------------------------- --------------- ---------------- --------------- ------------------

   Expenses
     Bad debts                                               -                -              83
     Depreciation                                        2,222            2,012           6,789              6,142
     Interest and bank charges                           1,700              281           4,556              3,167
     Interest on long-term debt                            282              632             684              1,597
     Marketing                                           3,310           12,559          53,431             58,503
     Office                                                726            1,866           3,915              3,569
     Professional fees                                   3,441           14,928          40,655             28,184
     Rent                                                2,136                -           9,932                  -
     Salaries, wages and benefits                       14,739            9,538          27,206             25,322
     Telephone, fax and internet                         2,930            4,048           8,204              7,500
     Travel                                                  -            5,501           9,024             21,391
     Vehicle expenses                                        -            4,649          11,219             10,288
     Website and computer support                        3,146               42           4,700              1,155
----------------------------------------------- --------------- ---------------- --------------- ------------------
                                                        34,632           56,056         180,398            166,818
----------------------------------------------- --------------- ---------------- --------------- ------------------
----------------------------------------------- --------------- ---------------- --------------- ------------------

   Earnings (loss) from operations                      72,149         (27,028)          19,994           (67,281)
----------------------------------------------- --------------- ---------------- --------------- ------------------
----------------------------------------------- --------------- ---------------- --------------- ------------------

   Other income
     Gain on settlement of debt                              -            9,357               -              9,357
     Other income                                          674                -          18,522              2,561
----------------------------------------------- --------------- ---------------- --------------- ------------------
                                                           674            9,357          18,522             11,918
----------------------------------------------- --------------- ---------------- --------------- ------------------
----------------------------------------------- --------------- ---------------- --------------- ------------------

   Net earnings (loss)                                  72,823         (17,671)          38,516           (55,363)

   Other comprehensive income (loss):
     Foreign currency adjustments                        1,392                -           1,199                  -
----------------------------------------------- --------------- ---------------- --------------- ------------------
----------------------------------------------- --------------- ---------------- --------------- ------------------

   Comprehensive income (loss)                          74,215         (17,671)          39,715           (55,363)
----------------------------------------------- --------------- ---------------- --------------- ------------------
----------------------------------------------- --------------- ---------------- --------------- ------------------

   Earnings (loss) per share
     Basic                                                0.01           (0.00)            0.00             (0.01)
     Diluted                                              0.01           (0.00)            0.00             (0.01)

   Weighted average number of common shares used in calculation
     Basic                                           8,998,659        8,998,659       8,998,659          8,998,659
     Diluted                                         8,998,659        8,998,659       8,998,659          8,998,659
----------------------------------------------- --------------- ---------------- --------------- ------------------

                                The accompanying notes are an integral part of these financial statements

                                                                                                                                      Riverside Manitoba Inc.
                                                                  Interim Consolidated Statements of Shareholders' Deficit and Comprehensive Loss (Unaudited)
                                                                                                  For the period from December 31, 2004 to September 30, 2006
--------------------------------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------ --------------- --------------- --------------- ----------------- ------------------- -----------------

                                                           Issued and
                                                          outstanding                                                           Accumulated
                                                               common          Common      Additional                                 other             Total
                                                                stock           stock         paid-in       Accumulated       comprehensive     shareholders'
                                                          # of shares               $         capital           deficit       Income (loss)           deficit
------------------------------------------------------ --------------- --------------- --------------- ----------------- ------------------- -----------------
------------------------------------------------------ --------------- --------------- --------------- ----------------- ------------------- -----------------

   Balance at December 31, 2004                             8,893,659          39,356          66,336         (205,991)            (15,156)         (115,455)
------------------------------------------------------ --------------- --------------- --------------- ----------------- ------------------- -----------------
------------------------------------------------------ --------------- --------------- --------------- ----------------- ------------------- -----------------

   Issue of common stock, private placement                    50,000           4,865               -                 -                   -             4,865
   Issue of common stock, private placement                    10,000             981               -                 -                   -               981
   Issue of common stock, private placement                    25,000           2,452               -                 -                   -             2,452
   Issue of common stock, private placement                    20,000           2,010               -                 -                   -             2,010
   Cumulative translation adjustment                                -               -               -                 -             (6,774)           (6,774)
   Net loss and comprehensive loss                                  -               -               -         (150,798)             (1,103)         (151,901)
------------------------------------------------------ --------------- --------------- --------------- ----------------- ------------------- -----------------
------------------------------------------------------ --------------- --------------- --------------- ----------------- ------------------- -----------------

   Balance at December 31, 2005                             8,998,659          49,664          66,336         (356,789)            (23,033)         (263,822)
------------------------------------------------------ --------------- --------------- --------------- ----------------- ------------------- -----------------
------------------------------------------------------ --------------- --------------- --------------- ----------------- ------------------- -----------------

   Cumulative translation adjustment                                -               -               -                 -             (6,756)           (6,756)
   Net loss and comprehensive loss                                  -               -               -            38,516               1,199            39,715
------------------------------------------------------ --------------- --------------- --------------- ----------------- ------------------- -----------------
------------------------------------------------------ --------------- --------------- --------------- ----------------- ------------------- -----------------

   Balance at September 30, 2006                            8,998,659          49,664          66,336         (318,273)            (28,590)         (230,863)
------------------------------------------------------ --------------- --------------- --------------- ----------------- ------------------- -----------------

                                The accompanying notes are an integral part of these financial statements

                                                                                             Riverside Manitoba Inc.
                                                                     Consolidated Statement of Cash Flows (Unaudited)
                                                         For the nine month periods ended September 30, 2006 and 2005
----------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------- --- -- ------------------------------------

                                                                                               2006              2005
-------------------------------------------------------------------------- --- -- ------------------ -----------------
-------------------------------------------------------------------------- --- -- ------------------ -----------------

   Cash provided by (used for) the following activities
   Operating activities
      Net earnings (loss)                                                                    38,516          (55,363)
      Depreciation                                                                            6,789             6,142
-------------------------------------------------------------------------- --- -- ------------------ -----------------
-------------------------------------------------------------------------- --- -- ------------------ -----------------

                                                                                             45,305          (49,221)
      Changes in working capital accounts
           Accounts receivable                                                             (14,228)             8,990
           Deferred marketing and advertising                                                22,038            46,479
           Accounts payable and accruals                                                     20,849            15,636
           Deferred revenue                                                               (100,833)          (57,495)
-------------------------------------------------------------------------- --- -- ------------------ -----------------
-------------------------------------------------------------------------- --- -- ------------------ -----------------

                                                                                           (26,869)          (35,611)
-------------------------------------------------------------------------- --- -- ------------------ -----------------
-------------------------------------------------------------------------- --- -- ------------------ -----------------

   Financing activities
      Repayments of term loan due on demand                                                (11,342)           (1,971)
      Advances of term loan due on demand                                                    18,242                 -
      Advances from shareholders                                                             31,142            43,695
      Repayment of advances from shareholders                                               (6,578)          (25,115)
      Net borrowing (repayment) under line of credit                                          3,299           (4,902)
      Net repayments from related company                                                         -             6,282
      Issue of common shares                                                                      -            10,308
-------------------------------------------------------------------------- --- -- ------------------ -----------------
-------------------------------------------------------------------------- --- -- ------------------ -----------------

                                                                                             34,763            28,297
-------------------------------------------------------------------------- --- -- ------------------ -----------------
-------------------------------------------------------------------------- --- -- ------------------ -----------------

   Investing activities
      Purchases of equipment                                                                (1,676)                 -
-------------------------------------------------------------------------- --- -- ------------------ -----------------
-------------------------------------------------------------------------- --- -- ------------------ -----------------

                                                                                            (1,676)                 -
-------------------------------------------------------------------------- --- -- ------------------ -----------------
-------------------------------------------------------------------------- --- -- ------------------ -----------------

   Increase (decrease) in cash                                                                6,218           (7,314)
   Effect of exchange rate changes                                                          (6,716)           (2,852)
   Cash, beginning of period                                                                    765            11,329
-------------------------------------------------------------------------- --- -- ------------------ -----------------
-------------------------------------------------------------------------- --- -- ------------------ -----------------

   Cash, end of period                                                                          267             1,163
-------------------------------------------------------------------------- --- -- ------------------ -----------------

                                The accompanying notes are an integral part of these financial statements

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at September 30, 2006 (Unaudited) and December 31, 2005 (Audited)

      1. Going concern

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the payment of liabilities in the ordinary course of business. Should Riverside Manitoba Inc. (formerly Homelands Security Inc.) (the “Company”) be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

The Company will need additional working capital to be successful in any future business activities. Therefore, continuation of the Company as a going concern is dependent upon engaging in active business operations which produce adequate cash flow and obtaining additional sources of working capital. Management is presently seeking additional working capital equity funding and plans to continue to expand the distribution of Spirit of Aboriginal Youth (SAY) magazine with funds obtained. However, if its efforts are unsuccessful, the Company may have to cease operations. These financial statements do not reflect the adjustments or reclassification other than as described below, of assets and liabilities which would be necessary if the Company were unable to continue its operations.

      2. Organization and Presentation

The Company was incorporated February 12, 2002 in the State of Nevada. The Company was formed to acquire majority and minority interests in North American businesses.

    3.        Significant accounting policies

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America using the following significant accounting policies:

      Interim Reporting

The accompanying unaudited consolidated interim financial statements have been prepared by the Company in accordance with the rules and regulations of Regulation S-B as promulgated by the Securities and Exchange Commission.

In the opinion of management, the accompanying unaudited consolidated interim financial statements contain all adjustments necessary (consisting of normal recurring accruals) to present fairly the financial information contained therein. The accompanying unaudited interim consolidated financial statements may not include all disclosures required by generally accepted accounting principles in the United States of America. The results of operations for the nine-month period ended September 30, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

These unaudited financial statements should be read in conjunction with the audited financial statements of the Company as at December 31, 2005.

      New accounting pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at September 30, 2006 (Unaudited) and December 31, 2005 (Audited)

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

    3.        Significant accounting policies (Continued from previous page)

      Basis of consolidation

The Company has consolidated the assets, liabilities, revenues and expenses of all subsidiaries after the elimination of inter-company transactions and balances. The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary SAY.

      Equipment

Equipment is recorded at cost. Depreciation is provided using rates and methods intended to amortize the cost of assets over their estimated useful lives.

                                                                                            Rate
                   Computer equipment                declining balance                       30%
                   Website development               straight-line                    5  years
                   Furniture and fixtures            declining balance                       20%

        In the year of acquisition, depreciation is taken at one-half of the above rates.

      Deferred revenue

The Company has received funds from customers for future magazine issues and government grants related to future operating expenses and capital asset acquisitions.

Subscription revenues are deferred when payment has been received or when persuasive evidence of an agreement exits and collection is reasonably assured for future magazine issues and recognized on a pro-rata basis as the magazines are delivered. Subscription revenue is classified as non-current based on the pro-rata number of issues remaining assuming four issues are produced annually.

Advertising revenues are deferred when persuasive evidence of an agreement exists and collection is reasonably assured for advertising in future magazine issues. Revenue is recognized on a pro-rata basis when the advertising occurs in the magazine. When advertising is ongoing through the Company website or at ongoing events the revenue is recognized over the life of the agreement. Advertising revenue is classified as non-current when the services are not expected to be provided in the next 12 months.

Grant revenues are deferred when payment has been received or when persuasive evidence of an agreement exists and collection is reasonably assured. Grant revenue is then deferred until the reimbursable expenses are incurred over the life of the related grant. Grant revenue is classified as non-current when the reimbursable expenses are not expected to be incurred in the next 12 months.

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at September 30, 2006 (Unaudited) and December 31, 2005 (Audited)

    3.        Significant accounting policies (Continued from previous page)

      Revenue recognition

The Company’s principal sources of revenue are comprised of advertising, contract sales, subscriptions and grants. As a general principle, revenue is recognized when the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and services have been rendered, (iii) the price to the buyer is fixed or determinable and, (iv) collectibility is reasonably assured or is probable.

Deferred advertising revenue is recognized upon delivery of the edition in which the advertisement appears or over the life of the contractually agreed period for ongoing advertising not related to a specific issue.

        Special editions include special issues commissioned by customers. Revenue is recognized upon delivery of the special edition.

        Subscription revenue is recognized on a pro-rata basis as the applicable magazine issues are delivered.

        Grant revenues are recognized as the reimbursable expenses are incurred over the life of the related grant.

        Deferred marketing and advertising

The Company enters into cooperative advertising and marketing contracts where there is an exchange of marketing and advertising services, the value of these services is determined at the exchange amount or the value of the services given up whichever is more readily determinable. Deferred advertising and marketing is recorded when the contract has been signed and is expensed over the life of the agreement for ongoing advertising. For advertising at specific events, specified issues or on specific dates the expense is recognized on a pro-rata basis. Deferred marketing and advertising is classified as non-current if the services are not expected to be received in the next 12 months.

        Measurement uncertainty (use of estimates)

The preparation of financial statements in conformity with generally accepted accounting principles in the United Stated requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

Accounts receivable are stated after evaluation as to their collectibility and an appropriate allowance for doubtful accounts is provided where considered necessary. Depreciation is based on the estimated useful lives of equipment.

These estimates and assumptions are reviewed periodically and, as adjustments become necessary they are reported in earnings in the periods in which they become known.

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at September 30, 2006 (Unaudited) and December 31, 2005 (Audited)

    3.        Significant accounting policies (Continued from previous page)

        Foreign operations and currency translation

The Company’s functional currency is Canadian dollars as substantially all of the Company’s operations are in Canada. The Company used the United States dollar as its reporting currency in accordance with the SFAS No. 52 “Foreign Currency Translation”.

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the period-end and capital accounts are translated at historical rates. Income statement accounts are translated at the average rates of exchange prevailing during the period.

Translation adjustments from the use of different exchange rates from period to period are included in the accumulated other comprehensive income account in shareholders’ deficit, if applicable. Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date. Any exchange gains and losses are included in the statement of loss.

      Future income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Future income taxes are computed annually for differences between financial statement basis and the income tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Such future income tax computations are based on enacted tax laws and rates applicable to the years in which the differences are expected to affect taxable income. Potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operation losses carried forward in future years.

      Earnings per share

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed in accordance with the treasury stock method and “if converted” method, as applicable, which uses the weighted average number of common shares outstanding during the period and also includes the dilutive effect of potentially issuable common stock from outstanding stock options, warrants and convertible debt.

      Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and disclosure of comprehensive income and its components in a full set of general-purpose financial statements. The Company discloses the comprehensive income in the Consolidated Statements of Shareholders’ Deficit And Comprehensive Loss.

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at September 30, 2006 (Unaudited) and December 31, 2005 (Audited)

    4.        Equipment

                                                                                      September 30,      December 31,
                                                                                               2006              2005
                                                                   Accumulated             Net book          Net book
                                                        Cost      amortization                value             value

          Computer equipment                         26,410             18,446                7,964             8,059

          Furniture and fixtures                      4,938              2,742                2,196             2,137

          Website development                        28,113             23,920                4,193             8,054
          ----------------------------------- -- ------------ ----------------- -------------------- -----------------
          ------------- ----------- -- -- --- -- ------------ ----------------- -------------------- -----------------

                                                     59,461             45,108               14,353            18,250
          ------------- ----------- -- -- --- -- ------------ ----------------- -------------------- -----------------

      5. Bank indebtedness

The Company has an operating line facility available in Canadian dollars of $20,000 CAD (2005 — $20,000 CAD). The operating line bears interest at a floating rate, is secured by a general security agreement and a personal guarantee from the shareholder in the amount of $20,000 CAD. There are no specified terms of repayment.

    6.        Accounts payable and accruals

                                                                                      September 30,      December 31,
                                                                                               2006              2005

          Trade payables                                                                    115,476            94,627

          Accrued fees                                                                       16,000            16,000
          ------------------------ --- -- --- -- ------------ ----------------- -------------------- -----------------
          ------------- ---------- --- -- --- -- ------------ ----------------- -------------------- -----------------

                                                                                            131,476           110,627
          ------------- ---------- --- -- --- -- ------------ ----------------- -------------------- -----------------

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at September 30, 2006 (Unaudited) and December 31, 2005 (Audited)

  7.     Deferred revenue

                                                                                      September 30,      December 31,
                                                                                               2006              2005

          Total deferred revenue beginning of period                                        198,203            107,841
          ----------------------------------------------------- -- --- -------- -------------------- -----------------
          ----------------------------------------------------- -- --- -------- -------------------- -----------------
          Increase due to new subscription agreements
                                                                                              6,270             7,528

          Increase due to new advertising agreements                                         23,043            96,489

          Increase due to new grant agreements                                               15,251            94,097

          Recognition of subscription revenues                                              (6,860)                 -
          Recognition of advertising agreement revenues                                    (93,266)         (102,572)

          Recognition of grant revenues                                                    (45,271)           (5,180)
          ----------------------------------------------------- -- --- -------- -------------------- -----------------
          ------------------------ -- -------- ------ --------- -- --- -------- -------------------- -----------------

          Net change in deferred revenue                                                  (100,833)             90,362
          ----------------------------------------------------- -- --- -------- -------------------- -----------------
          ------------------------------------------- --------- -- --- -------- -------------------- -----------------
          Total deferred revenue, end of period
                                                                                             97,370            198,203

          Less: Current portion of deferred revenue                                          51,832            142,492
          ----------------------------------------------------- -- --- -------- -------------------- -----------------
          ----------------------------------------------------- -- --- -------- -------------------- -----------------
          Total non-current deferred revenue                                                 45,538            55,711

          ----------------------------------------------------- -- --- -------- -------------------- -----------------

  Deferred revenue is classified as current when the agreement terms are to be fulfilled in the next 12 months.

  8.     Term loan due on demand

                                                                                      September 30,      December 31,
                                                                                               2006              2005

          Westoba Credit Union, bearing interest at the Credit Union's variable loan rate (5.5%) plus 1%, repayable in Canadian
          dollars in monthly instalments of $391 CAD, including interest,
          repaid during the period                                                                -            10,515
          Westoba Credit Union, bearing interest at the Credit Union's variable loan rate (6.0%) plus 2%, repayable in Canadian
          dollars in monthly instalments of $411 CAD, including interest,
          due June 1, 2011, secured by a general security agreement.                         17,415                 -
          ----------------------------------------------------------------- --- -------------------- -----------------
          -------------------------------- -- -- ------ --------- ------ -- --- -------------------- -----------------
                                                                                             17,415            10,515

          -------------------------------- -- -- ------ --------- ------ -- --- -------------------- -----------------

  Principal repayments on term loans due on demand in each of the next five years are estimated as follows:

                  3 months remaining        2006                    750
                                            2007                  3,200
                                            2008                  3,500
                                            2009                  3,700
                                            2010                  4,000

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at September 30, 2006 (Unaudited) and December 31, 2005 (Audited)

    9.        Future income taxes

        A reconciliation of income taxes at statutory rates (35%) with the reported taxes follows:

                                                                                   September 30,       December 31,
                                                                                            2006               2005

          Income (loss) before taxes                                                      38,516          (150,798)
          --------------------------------- ------------ -- ----------- --- -- ------------------ ------------------
          ------------- ----------- ------- ------------ -- ----------- --- -- ------------------ ------------------

          Expected income tax expense (recovery)                                          13,000           (53,000)

          Valuation allowance                                                           (13,000)             53,000
          ---------------------------------------------- -- ----------- --- -- ------------------ ------------------

  The significant components of the Company's future income tax assets are as follows:

                                                                                   September 30,       December 31,
                                                                                            2006               2005

          Non-capital losses available for future periods                                235,766            235,766
          Change in valuation allowance                                                (234,422)          (234,479)
          ------------------------------------------------------ - --- ------ ------------------- ------------------
          --------------- ----------- -------- ------- --------- - --- ------ ------------------- ------------------
                                                                                           1,344              1,287
          --------------- ----------- -------- ------- --------- - --- ------ ------------------- ------------------

  The Company has incurred operating losses for Canadian income tax purposes of approximately $169,000 and $67,000 for United States income tax purposes, which are available to be carried forward to reduce taxable income in future years.  Unless utilized, these losses will expire through 2013 (Canadian) and 2025 (United States).

  10.    Payable to shareholders

                                                                                     September 30,      December 31,
                                                                                              2006              2005

          Shareholders' loans are unsecured, non-interest bearing and have no
          specified terms of repayment.                                                     65,566            41,002

          Shareholders' loans secured by a note payable, bearing interest at
          10% per annum and have no specified terms of repayment.                           27,152            27,152
          ---------------------------------------------------------------------- ------------------ -----------------
          ------------------------------------------ -------- ---------- --- --- ------------------ -----------------

                                                                                            92,718            68,154
          -------------- ----------- ------- ------- -------- ---------- --- --- ------------------ -----------------

        Payable to shareholders include amounts payable to both minority shareholders and the majority shareholder.

As the shareholders have indicated that payment will not be demanded within the next 12 months, these amounts have been classified as non-current.

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at September 30, 2006 (Unaudited) and December 31, 2005 (Audited)

      11. Share capital

      Authorized

      Common shares

        45,000,000 Class A, voting, $0.001 par value

      Preferred shares

5,000,000 Class A, non-voting, $0.001 par value, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and qualifications and rights thereof shall be set by the board of directors.

                                                                                      September 30,      December 31,
          Issued and outstanding                                                               2006              2005

          Common Class A 8,998,659 (2005 - 8,893,659)                                     116,000    116,000
          ------------------------------------------------------------------- -- ------------------- -----------------
          ------------- ----------- ------- ------- --------- - ------------- -- ------------------- -----------------

                                                                                          116,000    116,000
          ------------- ----------- ------- ------- --------- - ------------- -- ------------------- -----------------

                                                                       September 30,                      December 31,
          Issued common shares                                                  2006                              2005
                                                          Number              Amount         Number             Amount
                                                    ------------- ------------------- -------------- ------------------
                                                    ------------- ------------------- -------------- ------------------
          Opening balance                              8,989,159             116,000      8,884,159            105,692

               outstanding shares issued                   9,500                   -              -                  -

               issued for cash                                 -                   -        105,000             10,308
          ------------------------------ --- -- --- ------------- ------------------- -------------- ------------------
          ------------- ----------- ---- --- -- --- ------------- ------------------- -------------- ------------------

          Closing Balance                              8,998,659             116,000      8,989,159            116,000
          ------------------------- ---- --- -- --- ------------- ------------------- -------------- ------------------

  In 2004 funds were received for 9,500 shares, for which the shares were issued during the period, and are included in outstanding shares.

  12.    Supplemental Cash Flow Information

                                                                                      September 30,       December 31
                                                                                               2006              2005

          Interest paid                                                                       5,240             2,099

          Income taxes paid                                                                       -                 -

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at September 30, 2006 (Unaudited) and December 31, 2005 (Audited)

      13. Related Party Transactions

All transactions with related parties have occurred in the normal course of operations and are measured at their exchange amount as determined by management. All material transactions and balances with related parties not disclosed elsewhere are described below.

During the course of the nine month period consulting fees were paid in the amount of $4,073 (2005 — $14,162) for technical and management services provided by a shareholder with greater than 5% interest in the Company.

During the course of the nine month period rent was paid in the amount of $9,932 (2005 — nil) to the majority shareholder for use of office space owned by the majority shareholder.

        As of September 30, 2006 no amounts were receivable from officers or directors of the Company. (2005 – nil).

      14. Financial instruments

The Company, as part of its operations, carries a number of financial instruments. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments except as otherwise disclosed.

        Fair value of financial instruments

The carrying amount of cash, term deposits, non-current accounts receivable, bank overdraft, current bank loans, accounts payable and accruals approximates their fair value due to the short-term maturities of these items. For term loans, it is not practicable within the constraints of timeliness or cost to determine the fair value with sufficient reliability because the instruments are not traded in an organized financial market.

      Credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Company sales are concentrated in the area of advertising and magazine publication and distribution; however, credit exposure is limited due to the Company’s large customer base.

      Foreign currency risk

The Subsidiary enters into transactions as part of its normal operations denominated in Canadian currency for which the related revenues, expenses, accounts receivable and accounts payable balances are subject to exchange rate fluctuations.

                                                       RIVERSIDE MANITOBA, INC.

                                          INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                              FOR YEARS ENDED DECEMBER 31, 2005 AND 2004

Report of Independent Registered Public Accounting Firm                                                   F-16

Audited Consolidated Balance Sheets                                                                       F-17

Audited Consolidated Statements of Loss                                                                   F-18

Consolidated Statements of Shareholders' Deficit and Comprehensive Loss                                   F-19

Audited Consolidated Statement of Cash Flows                                                              F-20

Notes to the Audited Consolidated Financial Statements                                                    F-21

Report of Independent Registered Public Accounting Firm

To the Directors of Riverside Manitoba Inc.:

We have audited the consolidated balance sheets of Riverside Manitoba Inc. as at December 31, 2005 and 2004 and the consolidated statements of loss, consolidated statements of shareholders’ deficit and comprehensive loss and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years then ended in accordance with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred net losses of $150,798 and $73,452 in 2005 and 2004 respectively, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/MNP, LLP

Winnipeg, Manitoba Meyers Norris Penny LLP

Friday, July 7, 2006

Chartered Accountants

        500 – 1661 Portage Avenue, Winnipeg, Manitoba, R#J 3T7, Phone: (204) 775-4531, 1-877-500-0795

                                                                       Riverside Manitoba Inc.
                                                                   Consolidated Balance Sheets
                                                              As at December 31, 2005 and 2004
-----------------------------------------------------------------------------------------------
                                                                                                 2005         2004

   Assets
   Current
      Cash                                                                                        765       11,329
      Accounts receivable                                                                      83,267       39,675
      Deferred marketing and advertising                                                       37,453       50,194
--------------------------------------------------------------------- ---- ---------- ---------------- ------------
--------------------------------------------------------------------- ---- ---------- ---------------- ------------

                                                                                              121,485      101,198
--------------------------------------------------------------------- ---- ---------- ---------------- ------------
--------------------------------------------------------------------- ---- ---------- ---------------- ------------

   Advances to related company  (Note 4)                                                            -          955
   Equipment  (Note 5)                                                                         18,250       24,731
   Deferred marketing and advertising                                                               -       14,559
--------------------------------------------------------------------- ---- ---------- ---------------- ------------
--------------------------------------------------------------------- ---- ---------- ---------------- ------------

                                                                                              139,735      141,443
--------------------------------------------------------------------- ---- ---------- ---------------- ------------
--------------------------------------------------------------------- ---- ---------- ---------------- ------------

   Liabilities
   Current
      Bank indebtedness  (Note 6)                                                              14,771       14,140
      Accounts payable and accruals (Note 7)                                                  110,627       95,157
      Deferred revenue  (Note 8)                                                              142,492       93,282
    Term loan due on demand  (Note 9)                                                          10,515       13,343
--------------------------------------------------------------------- ---- ---------- ---------------- ------------
--------------------------------------------------------------------- ---- ---------- ---------------- ------------

                                                                                              278,405      215,922
--------------------------------------------------------------------- ---- ---------- ---------------- ------------
--------------------------------------------------------------------- ---- ---------- ---------------- ------------

   Deferred revenue (Note 8)                                                                   55,711       14,559
   Future income taxes (Note 10)                                                                1,287        1,248
   Payable to shareholders  (Note 11)                                                          68,154       25,169
--------------------------------------------------------------------- ---- ---------- ---------------- ------------
--------------------------------------------------------------------- ---- ---------- ---------------- ------------

                                                                                              403,557      256,898
--------------------------------------------------------------------- ---- ---------- ---------------- ------------
--------------------------------------------------------------------- ---- ---------- ---------------- ------------

   Shareholders' Deficit

   Share capital (Note 12)                                                                    116,000      105,692
   Deficit                                                                                  (356,789)    (205,991)
   Accumulated other comprehensive loss                                                      (23,033)     (15,156)
--------------------------------------------------------------------- ---- ---------- ---------------- ------------
--------------------------------------------------------------------- ---- ---------- ---------------- ------------

                                                                                            (263,822)    (115,455)
--------------------------------------------------------------------- ---- ---------- ---------------- ------------
--------------------------------------------------------------------- ---- ---------- ---------------- ------------

                                                                                              139,735      141,443
--------------------------------------------------------------------- ---- ---------- ---------------- ------------

                               The accompanying notes are an integral part of these financial statements

                                                                       Riverside Manitoba Inc.
                                                               Consolidated Statements of Loss
                                                For the years ended December 31, 2005 and 2004
-----------------------------------------------------------------------------------------------
                                                                                                   2005         2004
   Sales
     Advertising                                                                                196,110      148,734
     Special editions                                                                                 -      192,897
     Subscriptions                                                                               13,285     23,849
------------------------------------------------------------------------- --- --------- ---------------- ------------
                                                                                                209,395      365,480
------------------------------------------------------------------------- --- --------- ---------------- ------------
------------------------------------------------------------------------- --- --------- ---------------- ------------

   Cost of sales
     Magazine costs                                                                             105,248      209,925
     Posters, project and polybags                                                                5,163       29,759
------------------------------------------------------------------------- --- --------- ---------------- ------------
                                                                                                110,411      239,684
------------------------------------------------------------------------- --- --------- ---------------- ------------
------------------------------------------------------------------------- --- --------- ---------------- ------------

   Gross margin                                                                                  98,984      125,796
------------------------------------------------------------------------- --- --------- ---------------- ------------
------------------------------------------------------------------------- --- --------- ---------------- ------------

   Expenses
     Bad debts                                                                                      157          380
     Depreciation                                                                                 9,137       11,507
     Interest and bank charges                                                                      905          610
     Interest on long-term debt                                                                   2,099        1,983
     Marketing                                                                                  118,485       79,843
     Office                                                                                       4,765        8,212
     Professional fees                                                                           43,169       19,436
     Rent                                                                                        12,380        8,124
     Salaries, wages and benefits                                                                30,892       10,745
     Telephone, fax and internet                                                                  9,549       11,030
     Travel                                                                                      30,045       33,535
     Vehicle expenses                                                                            13,934       11,932
     Website and computer support                                                                 2,696        8,357
------------------------------------------------------------------------- --- --------- ---------------- ------------
                                                                                                278,213      205,694
------------------------------------------------------------------------- --- --------- ---------------- ------------
------------------------------------------------------------------------- --- --------- ---------------- ------------

   Loss from operations                                                                       (179,229)     (79,898)
------------------------------------------------------------------------- --- --------- ---------------- ------------

   Other income
     Forgiveness of debt (note 13)                                                                9,357            -
     Other income                                                                                19,074        4,679
------------------------------------------------------------------------- --- --------- ---------------- ------------
                                                                                                 28,431        4,679
------------------------------------------------------------------------- --- --------- ---------------- ------------
------------------------------------------------------------------------- --- --------- ---------------- ------------

   Loss before income taxes                                                                   (150,798)     (75,219)
------------------------------------------------------------------------- --- --------- ---------------- ------------
------------------------------------------------------------------------- --- --------- ---------------- ------------

   Provision for income taxes
     Future (recovery)                                                                                -      (1,767)
------------------------------------------------------------------------- --- --------- ---------------- ------------
------------------------------------------------------------------------- --- --------- ---------------- ------------

   Net loss                                                                                   (150,798)     (73,452)
------------------------------------------------------------------------- --- --------- ---------------- ------------
------------------------------------------------------------------------- --- --------- ---------------- ------------

   Other comprehensive loss:
     Foreign currency adjustments                                                               (1,103)        (489)
------------------------------------------------------------------------- --- --------- ---------------- ------------
------------------------------------------------------------------------- --- --------- ---------------- ------------

   Comprehensive loss                                                                         (151,901)     (73,941)
------------------------------------------------------------------------- --- --------- ---------------- ------------
------------------------------------------------------------------------- --- --------- ---------------- ------------

   Loss per share
     Basic                                                                                       (0.02)       (0.01)
     Diluted                                                                                     (0.02)       (0.01)
   Weighted average number of common shares used in calculation
     Basic                                                                                    8,940,065    8,663,034
     Diluted                                                                                  8,940,065    8,663,034

                               The accompanying notes are an integral part of these financial statements

                                                                                                                Riverside Manitoba Inc.
                                                                Consolidated Statements of Shareholders' Deficit and Comprehensive Loss
                                                                                         For the years ended December 31, 2005 and 2004
----------------------------------------------------------------------------------------------------------------------------------------
                                                                Issued and                                         Accumulated
                                                                outstanding                                          other                Total
                                                               common stock   common stock     Additional        comprehensive      shareholders'
                                                                # of shares              $    paid-in capital        deficit          Income (loss)            deficit
----------------------------------------------------------------------------------------------------------------------------------------------------------------------
   Balance at December 31, 2003                                8,643,659            14,000          66,336         (132,539)               (7,594)           (59,797)
---------------------------------------------------------- -------------- ----------------- --------------- ----------------- --------------------- ------------------
---------------------------------------------------------- -------------- ----------------- --------------- ----------------- --------------------- ------------------

   Issue of common stock, private placement                      170,000            17,311               -                 -                     -             17,311
   Issue of common stock, private placement                       10,000               997               -                 -                     -                997
   Issue of common stock, private placement                       50,000             5,000               -                 -                     -              5,000
   Issue of common stock, private placement                       10,500             1,050               -                 -                     -              1,050
   Outstanding common stock, private placement                     9,500               998               -                 -                     -                998
   Cumulative translation adjustment                                   -                 -               -                 -               (7,073)            (7,073)
   Net loss and comprehensive loss                                     -                 -               -          (73,452)                 (489)           (73,941)
---------------------------------------------------------- -------------- ----------------- --------------- ----------------- --------------------- ------------------
---------------------------------------------------------- -------------- ----------------- --------------- ----------------- --------------------- ------------------

   Balance at December 31, 2004                                8,893,659            39,356          66,336         (205,991)              (15,156)          (115,455)
---------------------------------------------------------- -------------- ----------------- --------------- ----------------- --------------------- ------------------
---------------------------------------------------------- -------------- ----------------- --------------- ----------------- --------------------- ------------------

   Issue of common stock, private placement                       50,000             4,865               -                 -                     -              4,865
   Issue of common stock, private placement                       10,000               981               -                 -                     -                981
   Issue of common stock, private placement                       25,000             2,452               -                 -                     -              2,452
   Issue of common stock, private placement                       20,000             2,010               -                 -                     -              2,010
   Cumulative translation adjustment                                   -                 -               -                 -               (6,774)            (6,774)
   Net loss and comprehensive loss                                     -                 -               -         (150,798)               (1,103)          (151,901)
---------------------------------------------------------- -------------- ----------------- --------------- ----------------- --------------------- ------------------
---------------------------------------------------------- -------------- ----------------- --------------- ----------------- --------------------- ------------------

   Balance at December 31, 2005                                8,998,659            49,664          66,336         (356,789)              (23,033)          (263,822)
---------------------------------------------------------- -------------- ----------------- --------------- ----------------- --------------------- ------------------

                               The accompanying notes are an integral part of these financial statements

                                                                       Riverside Manitoba Inc.
                                                          Consolidated Statement of Cash Flows
                                                For the years ended December 31, 2005 and 2004

                                                                                                   2005        2004

   Cash provided by (used for) the following activities
   Operating activities
      Net loss                                                                                (150,798)    (73,452)
      Bad debts                                                                                     157         380
      Depreciation                                                                                9,137      11,507
      Forgiveness of debt due to related company                                                (9,357)           -
      Future income taxes                                                                             -     (1,767)
--------------------------------------------------------------------------- -- -------- ---------------- -----------
--------------------------------------------------------------------------- -- -------- ---------------- -----------

                                                                                              (150,861)    (63,332)
--------------------------------------------------------------------------- -- -------- ---------------- -----------
--------------------------------------------------------------------------- -- -------- ---------------- -----------

      Changes in working capital accounts
           Accounts receivable                                                                 (43,592)     (5,849)
           Deferred marketing and advertising                                                    27,300    (59,622)
           Accounts payable and accruals                                                         15,470      63,950
           Deferred revenue (Note 8)                                                             90,362      64,563
--------------------------------------------------------------------------- -- -------- ---------------- -----------
--------------------------------------------------------------------------- -- -------- ---------------- -----------

                                                                                               (61,321)       (290)
--------------------------------------------------------------------------- -- -------- ---------------- -----------
--------------------------------------------------------------------------- -- -------- ---------------- -----------

   Financing activities
      Repayments of term loan due on demand                                                     (2,828)     (1,809)
      Advances from shareholders                                                                 87,530      22,878
      Repayment of advances from shareholders                                                  (40,515)    (27,236)
      Net borrowing (repayment) under line of credit                                                631       (470)
      Net repayments (advances) from/to related company                                             955       (955)
      Issue of common shares                                                                      6,278      29,386
--------------------------------------------------------------------------- -- -------- ---------------- -----------
--------------------------------------------------------------------------- -- -------- ---------------- -----------

                                                                                                 52,051      21,794
--------------------------------------------------------------------------- -- -------- ---------------- -----------
--------------------------------------------------------------------------- -- -------- ---------------- -----------

   Investing activities
      Purchases of equipment                                                                    (2,656)     (3,151)
--------------------------------------------------------------------------- -- -------- ---------------- -----------
--------------------------------------------------------------------------- -- -------- ---------------- -----------

                                                                                                (2,656)     (3,151)
--------------------------------------------------------------------------- -- -------- ---------------- -----------
--------------------------------------------------------------------------- -- -------- ---------------- -----------

   Increase (decrease) in cash                                                                 (11,926)      18,353
      Effect of exchange rate changes                                                             1,362     (7,898)
   Cash, beginning of year                                                                       11,329         874
--------------------------------------------------------------------------- -- -------- ---------------- -----------
--------------------------------------------------------------------------- -- -------- ---------------- -----------

   Cash, end of year                                                                                765      11,329
--------------------------------------------------------------------------- -- -------- ---------------- -----------

                               The accompanying notes are an integral part of these financial statements

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at December 31, 2005 and December 31, 2004

1. Going concern

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the payment of liabilities in the ordinary course of business. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

The Company will need additional working capital to be successful in any future business activities. Therefore, continuation of the Company as a going concern is dependent upon engaging in active business operations which produce adequate cash flow and obtaining additional sources of working capital. Management is presently seeking additional working capital equity funding and plans to continue to expand the distribution of SAY magazine with funds obtained. However, if its efforts are unsuccessful, the Company may have to cease operations. These financial statements do not reflect the adjustments or reclassification other than as described below, of assets and liabilities which would be necessary if the Company were unable to continue its operations.

2. Organization and Presentation

Riverside Manitoba Inc. (formerly Homelands Security Inc.) ("the Company") was incorporated February 12, 2002 in the State of Nevada. The Company was formed to acquire majority and minority interests in North American businesses.

On January 21, 2005, all of the issued and outstanding shares of Spirit of Youth Enterprises Inc. o/a Spirit of Aboriginal Youth Magazine (SAY), were acquired by Riverside Manitoba Inc. As a result of this transaction, the former shareholders of SAY held approximately 57.8% of the issued and outstanding shares of Riverside Manitoba Inc. This transaction is considered an acquisition of Riverside Manitoba Inc. (accounting subsidiary and legal parent) by SAY (accounting parent and legal subsidiary) and has been accounted for as a purchase of the net assets of Riverside. Accordingly this transaction represents a recapitalization of SAY, the legal subsidiary, effective January 21, 2005.

SAY was incorporated under the laws of Manitoba, Canada and publishes a magazine aimed at Aboriginal youth with insights into entertainment, sports, careers, celebrity and youth culture.

3. Significant accounting policies

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America using the following significant accounting policies:

Basis of consolidation

The Company has consolidated the assets, liabilities, revenues and expenses of all subsidiaries after the elimination of inter-company transactions and balances. The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary SAY.

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at December 31, 2005 and December 31, 2004

3.     Significant accounting policies (Continued from previous page)

Equipment

Equipment is recorded at cost. Depreciation is provided using rates and methods intended to amortize the cost of assets over their estimated useful lives.

                                                                                         Rate
                     Computer equipment                        declining balance         30%
                     Website development                       straight-line             5 years
                     Furniture and fixtures                    declining balance         20%

        In the year of acquisition, depreciation is taken at one-half of the above rates.

Deferred revenue

The Company has received funds from customers for future magazine issues and government grants related to future operating expenses and capital asset acquisitions.

Subscription revenues are deferred when payment has been received or when persuasive evidence of an agreement exits and collection is reasonably assured for future magazine issues and recognized on a pro-rata basis as the magazines are delivered. Subscription revenue is classified as non-current based on the pro-rata number of issues remaining assuming four issues are produced annually.

Advertising revenues are deferred when persuasive evidence of an agreement exists and collection is reasonably assured for advertising in future magazine issues. Revenue is recognized on a pro-rata basis when the advertising occurs in the magazine. When advertising is ongoing through the Company website or at ongoing events the revenue is recognized over the life of the agreement. Advertising revenue is classified as non-current when the services are not expected to be provided in the next fiscal year.

Grant revenues are deferred when payment has been received or when persuasive evidence of an agreement exists and collection is reasonably assured. Grant revenue is then deferred until the reimbursable expenses are incurred over the life of the related grant. Grant revenue is classified as non-current when the reimbursable expenses are not expected to be incurred in the next fiscal year.

Revenue recognition

The Company’s principal sources of revenue are comprised of advertising, contract sales, subscriptions and grants. As a general principle, revenue is recognized when the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and services have been rendered, (iii) the price to the buyer is fixed or determinable and, (iv) collectibility is reasonably assured or is probable.

Advertising revenue is recognized upon delivery of the edition in which the advertisement appears or over the life of the contractually agreed period for ongoing advertising not related to a specific issue.

Special editions include special issues commissioned by customers. Revenue is recognized upon delivery of the special edition. Subscription revenue is recognized on a pro-rata basis as the applicable magazine issues are delivered.

        Grant revenues are recognized as the reimbursable expenses are incurred over the life of the related grant.

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at December 31, 2005 and December 31, 2004

3.     Significant accounting policies (Continued from previous page)

Deferred marketing and advertising The company enters into cooperative advertising and marketing contracts where there is an exchange of marketing and advertising services, the value of these services is determined at the exchange amount or the value of the services given up whichever is more readily determinable. Deferred advertising and marketing is recorded when the contract has been signed and is expensed over the life of the agreement for ongoing advertising. For advertising at specific events, specified issues or on specific dates the expense is recognized on a pro-rata basis. Deferred marketing and advertising is classified as non-current if the services are not expected to be received in the next fiscal year.

Measurement uncertainty (use of estimates) The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

Accounts receivable are stated after evaluation as to their collectibility and an appropriate allowance for doubtful accounts is provided where considered necessary. Depreciation is based on the estimated useful lives of property and equipment.

These estimates and assumptions are reviewed periodically and, as adjustments become necessary they are reported in earnings in the periods in which they become known.

Foreign operations and currency translation The Company’s functional currency is Canadian dollars as substantially all of the Company’s operations are in Canada. The Company used the United States dollar as its reporting currency in accordance with the SFAS No. 52 “Foreign Currency Translation”.

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the period-end and capital accounts are translated at historical rates. Income statement accounts are translated at the average rates of exchange prevailing during the period.

Translation adjustments from the use of different exchange rates from period to period are included in the accumulated other comprehensive income account in shareholders’ deficit, if applicable. Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date. Any exchange gains and losses are included in the statement of loss.

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at December 31, 2005 and December 31, 2004

3.     Significant accounting policies (Continued from previous page)

Future income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Future income taxes are computed annually for differences between financial statement basis and the income tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Such future income tax computations are based on enacted tax laws and rates applicable to the years in which the differences are expected to affect taxable income. Potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operation losses carried forward in future years.

Earnings per share

Basic net loss per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed in accordance with the treasury stock method and “if converted” method, as applicable, which uses the weighted average number of common shares outstanding during the period and also includes the dilutive effect of potentially issuable common stock from outstanding stock options, warrants and convertible debt.

Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and disclosure of comprehensive income and its components in a full set of general-purpose financial statements. The Company discloses the comprehensive loss in the Consolidated Statements of Shareholders’ Deficit And Comprehensive Loss.

4.     Advances to related company

The advances are unsecured, non-interest bearing and have no specific terms of repayment. The Company is related by virtue of a shareholder of Riverside Manitoba Inc. being a director of the Company.

5. Equipment

                                                                                               2005           2004
                                                                      Accumulated          Net book       Net book
                                                         Cost        amortization             value          value

Computer equipment                                   22,865               14,806             8,059             9,519

Furniture and fixtures                                4,428                2,291             2,137             2,179

Website development                                  26,921               18,867             8,054            13,033
--------------------------------------- --- ------------------ ------------------- ----------------- --------------
-------------- ------------------------ --- ------------------ ------------------- ----------------- --------------

                                                     54,214               35,964            18,250            24,731

-------------- ------------------------ --- ------------------ ------------------- ----------------- --------------

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at December 31, 2005 and December 31, 2004

6. Bank indebtedness

The Company has an operating line facility available in Canadian dollars of $20,000 CAD (2004 — $20,000 CAD). The operating line bears interest at a floating rate, is secured by a general security agreement and a personal guarantee from the shareholder in the amount of $20,000 CAD. There are no specified terms of repayment.

7.     Accounts payable and accruals

                                                                                               2005            2004
--------------------------------------------------------------------------------------------------------------------
Trade payables                                                                               94,627          79,157
Accrued fees                                                                                 16,000          16,000
--------------------------------------------- -------------- --------------------------------------- ---------------
-------------- ------------------------------ -------------- --------------------------------------- ---------------

                                                                                            110,627          95,157
-------------- ------------------------------ -------------- --------------------------------------- ---------------

8.                                                            Deferred revenue

                                                                                                2005           2004

Total deferred revenue beginning of period                                                   107,841          43,278
---------------------------------------------------------------------------- --------- -------------- --------------
-------------------------------------------------------------------------------------- -------------- --------------
Increase due to new subscription agreements
                                                                                               7,528              -

Increase due to new advertising agreements                                                    96,489        180,800

Increase due to new grant agreements                                                          94,097              -
Recognition of advertising agreement revenues                                              (102,572)      (111,415)

Recognition of grant revenues                                                                (5,180)        (4,822)
------------------------------------------------ --------------------------- --------- -------------- --------------
-------------- ----------- --------------------- --------------------------- --------- -------------- --------------

Net change in deferred revenue                                                                90,362         64,563
------------------------------------------------ --------------------------- --------- -------------- --------------
---------------------------------------------------------------------------- --------- -------------- --------------
Total deferred revenue, end of period                                                        198,203        107,841
Less: Current portion of deferred revenue                                                    142,492         93,282
---------------------------------------------------------------------------- --------- -------------- --------------
---------------------------------------------------------------------------- --------- -------------- --------------
Total non-current deferred revenue                                                            55,711         14,559

---------------------------------------------------------------------------- --------- -------------- --------------

Deferred revenue is classified as current when the agreement terms are to be fulfilled in the next 12 months.

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at December 31, 2005 and December 31, 2004

9.     Term loan due on demand

Westoba Credit Union, bearing interest at the Credit Union's variable loan rate (5.5%) plus 1%, repayable in Canadian dollars in monthly installments of
$391 CAD, including interest, due December 31, 2008, secured by a general
security agreement.                                                                            10,515        13,343
-------------------------------------------------------------------------------- ------ -------------- -------------
------------- ---------- ---------- ---------- ----------- ---------- ---------- ------ -------------- -------------

                                                                                               10,515        13,343
------------- ---------- ---------- ---------- ----------- ---------- ---------- ------ -------------- -------------

Principal repayments on term loans due on demand in each of the next five years are estimated as follows:

                                                      2006            3,500
                                                      2007            3,700
                                                      2008            3,315

10.     Future income taxes

A reconciliation of income taxes at statutory rates (35%) with the reported taxes follows:

                                                                                                  2005         2004

Loss before income tax recovery                                                              (150,798)     (75,219)

Expected income tax recovery                                                                  (53,000)     (26,000)

Valuation allowance                                                                             53,000       24,233

Total income taxes                                                                                   -      (1,767)

The significant components of the Company's future income tax assets are as follows:

                                                                                                  2005         2004

Non-capital losses available for future periods                                               235,766        83,979
Valuation allowance                                                                          (234,479)     (82,731)

                                                                                                 1,287        1,248

The Company has incurred operating losses for Canadian income tax purposes of approximately $169,000 and $67,000 for United States income tax purposes, which are available to be carried forward to reduce taxable income in future years. Unless utilized, these losses will expire through 2013 (Canadian) and 2025 (United States). Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements.

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at December 31, 2005 and December 31, 2004

11. Payable to shareholders

                                                                                                 2005          2004

Shareholders' loans are unsecured, non-interest bearing and have no                            41,002         25,169
specified terms of repayment.
Shareholders' loans secured by a note payable, bearing interest at 10% per

annum and have no specified terms of repayment.                                                27,152              -

                                                                                               68,154         25,169

Payable to shareholders include amounts payable to both minority shareholders and the majority shareholder.

As the shareholders have indicated that payment will not be demanded within the next 12 months, these amounts have been classified as non-current.

12. Share capital

Authorized

                                       Common shares - 45,000,000 Class A, voting, $0.001 par value

Preferred	shares — 5,000,000 Class A, non-voting, $0.001 par value, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and qualifications and rights thereof shall be set by the board of directors.

Issued and outstanding                                                                           2005        2004

Common Class A 8,998,659 (2004 - 8,893,659)                                                   116,000     105,692

                                                                                              116,000     105,692

Issued and paid common shares                                                     2005                       2004
                                                                 Number         Amount         Number      Amount
Opening balance                                               8,884,159        105,692      8,643,659      80,336
     issued for cash                                            105,000         10,308        240,500      25,356

Closing Balance                                               8,989,159        116,000      8,884,159     105,692

In 2004 funds were received for 9,500 shares, for which the shares are still to be issued, and are included in outstanding shares.

13. Forgiveness of Debt

During the year $9,357 of debt was forgiven by a company owned by a shareholder.

Riverside Manitoba Inc.

Notes to the Consolidated Financial Statements

        As at December 31, 2005 and December 31, 2004

14. Supplemental Cash Flow Information

                                                                                                 2005        2004

Interest paid                                                                                   2,099       1,983

Income taxes paid                                                                                   -           -

15. Related Party Transactions

All transactions with related parties have occurred in the normal course of operations and are measured at their exchange amount as determined by management. All material transactions and balances with related parties not disclosed elsewhere are described below.

During the course of the year consulting fees were paid in the amount of $10,867 (2004 — nil) for technical and management services provide by a shareholder with greater than 5% interest in the Company.

During the course of the year rent was paid in the amount of $12,380 (2004 – nil) to the majority shareholder for use of office space owned by the majority shareholder.

As of December 31, 2005 no amounts were receivable from officers or directors of the Company (2004 – nil).

16. Financial instruments

The Company, as part of its operations, carries a number of financial instruments. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments except as otherwise disclosed.

Fair value of financial instruments The carrying amount of cash, term deposits, accounts receivable, bank overdraft, current bank loans, accounts payable and accruals approximates their fair value due to the short-term maturities of these items. For term loans, it is not practicable within the constraints of timeliness or cost to determine the fair value with sufficient reliability because the instruments are not traded in an organized financial market.

Credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Company sales are concentrated in the area of advertising and magazine publication and distribution; however, credit exposure is limited due to the Company’s large customer base.

Foreign currency risk

The Subsidiary enters into transactions as part of its normal operations denominated in Canadian currency for which the related revenues, expenses, accounts receivable and accounts payable balances are subject to exchange rate fluctuations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS OR ACCOUNTING AND FINANCIAL DISCLOSURE

Riverside has had no changes in or disagreements with its accountants, as to accounting or financial disclosure, over the two most recent fiscal years.

AVAILABLE INFORMATION AND REPORTS TO SECURITIES HOLDERS

Riverside has filed this prospectus with the Commission on Form SB-2 with respect to the common stock offered to be registered. Riverside is currently a non-reporting company and does not regularly file reports or other information with the Commission.

Riverside does not anticipate that future annual reports will be voluntarily delivered to Riverside’s security holders; however, Riverside will provide at no cost to each security holder copies of Riverside’s annual report which will include audited financial statements. In addition, Riverside will provide, at no cost to each person who has received a prospectus, a copy of any information that is incorporated herein by reference. To request such information, call (204) 228-9695 or write to:

Leslie Lounsbury

Riverside Manitoba Inc.

440 - 375 Water Street

Vancouver, B.C., Canada, V6B 5C6

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Riverside’s articles of incorporation, attached as exhibit 3(i) hereto, specifically article 8, provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer of Riverside or a fiduciary of an employee benefit plan, or is or was serving at the request of Riverside as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Riverside’s bylaws, attached as Exhibit 3(ii) hereto, specifically section 6.09, provide that it will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Riverside, absent a finding of negligence or misconduct in office. The bylaws also permit Riverside to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Riverside has the power to indemnify such person against liability for any of those acts.

The effect of these provisions is potentially to indemnify Riverside’s directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Riverside. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity will not apply on account of:

o acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law

o unlawful distributions

o any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The securities are being registered in connection with the public offering of 8,998,659 shares of Riverside’s common stock, and all of the following expenses will be born by Riverside. The amounts set forth are estimates except for the Commission registration fee:

       ----------------------------------------------------------------------------- ------------------------
       Expense                                                                             Amount to be Paid
       ----------------------------------------------------------------------------- ------------------------
       ----------------------------------------------------------------------------- ------------------------
       Commission registration fee                                                             $           9
       Attorneys' fees and expenses                                                                   30,000
       Accountants' fees and expenses                                                                 35,000
       Transfer agent's and registrar's fees and expenses                                              8,991
       Total                                                                                       $  74,000
       ----------------------------------------------------------------------------- ------------------------

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of Riverside securities without registration within the last three years. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. All of the following securities are common stock.

----------------------- ----------- ----------------------- -------------- --------- ------------------ -------------
         Date             Shares             Name           Consideration   Price       Description      Exemption
----------------------- ----------- ----------------------- -------------- --------- ------------------ -------------
----------------------- ----------- ----------------------- -------------- --------- ------------------ -------------
January 27, 2003        18,000      Lester Van Mersbergen   $9,000         $0.50     Cash               Reg. D/4(2)
October 1, 2003         250,000     Peter Carasquero        $6,250         $0.025    Debt settlement    Reg. S
October 1, 2003         100,000     Linda Richards          $2,500         $0.025    Debt settlement    Reg. S
October 1, 2003         200,000     Pia Athayde             $5,000         $0.025    Debt settlement    Reg. S
October 1, 2003         225,000     Karmjit Berar           $5,625         $0.025    Debt settlement    Reg. S
October 1, 2003         150,000     Jinder Berar            $3,750         $0.025    Debt settlement    Reg. S
October 1, 2003         200,000     Gabby Barlev            $5,000         $0.025    Debt settlement    Reg. S
October 1, 2003         50,000      Terry Yuck              $1,250         $0.025    Debt settlement    Reg. S
October 1, 2003         200,000     Ruairidh Campbell       $5,000         $0.025    Debt settlement    Reg. D/4(2)
October 1, 2003         350,000     Jeff Young              $8,750         $0.025    Debt settlement    Reg. S
October 1, 2003         50,000      Nirwal Grewal           $1,250         $0.025    Debt settlement    Reg. S
October 1, 2003         50,000      Nirmaljit Grewal        $1,250         $0.025    Debt settlement    Reg. S
October 1, 2003         150,000     Paul Bains              $3,750         $0.025    Debt settlement    Reg. S
October 1, 2003         50,000      Jaswat Bains            $1,250         $0.025    Debt settlement    Reg. S
October 1, 2003         50,000      Dylan Staniul           $1,250         $0.025    Debt settlement    Reg. S
October 1, 2003         25,000      Jasvir Sidhu            $625           $0.025    Debt settlement    Reg. S
October 1, 2003         50,000      Amarjit Sidhu           $1,250         $0.025    Debt settlement    Reg. S
October 1, 2003         50,000      Bruce Moore             $1,250         $0.025    Debt settlement    Reg. S
October 1, 2003         50,000      Harjit Dhaliwal         $1,250         $0.025    Debt settlement    Reg. S
October 1, 2003         125,659     BP Equity               $3,141         $0.025    Debt settlement    Reg. S
October 1, 2003         100,000     Jaswant Pandher         $2,500         $0.025    Debt settlement    Reg. S
October 1, 2003         100,000     Amarjit Pandher         $2,500         $0.025    Debt settlement    Reg. S
December 11, 2004       40,000      Vince Carnovale         $4,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Laura Burgin            $1,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Jeff O'Neill            $1,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Sandro Frei             $1,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Heather Maitland        $1,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Emma Fairhurst          $1,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Jason Scott             $1,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Shelley MacFarlane      $1,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Matt Werner             $1,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Lynne Raisilainen       $1,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Jan Raisilainen         $1,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Lisa Nagy               $1,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Kerry Nagy              $1,000         $0.10     Cash               Reg. S
December 11, 2004       10,000      Thomas Dunnigan         $1,000         $0.10     Cash               Reg. S
December 12, 2004       10,000      Marcia Pederson         $1,000         $0.10     Cash               Reg. S

----------------------- ----------- ----------------------- -------------- --------- ------------------ -------------
         Date             Shares             Name           Consideration   Price       Description      Exemption
----------------------- ----------- ----------------------- -------------- --------- ------------------ -------------
----------------------- ----------- ----------------------- -------------- --------- ------------------ -------------
December 23, 2004       25,000      Barbara Tutschek        $2,500         $0.10     Cash               Reg. S
December 23, 2004       25,000      Martin Tutschek         $2,500         $0.10     Cash               Reg. S
December 24, 2004       20,000      Bayside Mgmt.           $1,500         $0.10     Cash               Reg. S
July 5, 2004            100,000     Tyee Cap'l Consult.     $2,000         $0.02     Cash               Reg. S
August 4, 2004          100,000     Andy Lewis              $2,000         $0.02     Cash               Reg. S
August 9, 2004          100,000     Victoria Chen           $2,000         $0.02     Cash               Reg. S
August 10, 2004         100,000     Alex Tavuchis           $2,000         $0.02     Cash               Reg. S
August 10, 2004         100,000     Mohamed Verjee          $2,000         $0.02     Cash               Reg. S
August 10, 2004         455,000     Kent Carasquero         $9,100         $0.02     Cash               Reg. S
January 21, 2005        4,000,000   Leslie Lounsbury        $4,000         $0.001    Share exchange     Reg. S
January 21, 2005        500,000     Dallice Callum          $500           $0.001    Share exchange     Reg. S
January 21, 2005        500,000     Dylan Callum            $500           $0.001    Share exchange     Reg. S
April 4, 2005           50,000      Michael Springob        $5,000         $0.10     Cash               Reg. S
July 8, 2005            10,000      Joan Glover             $1,000         $0.10     Cash               Reg. S
July, 11, 2005          5,000       Stephan Atoui           $500           $0.10     Cash               Reg. S
July, 11, 2005          5,000       Martin Gait             $500           $0.10     Cash               Reg. S
July, 11, 2005          5,000       Ryan Lee                $500           $0.10     Cash               Reg. S
July, 11, 2005          5,000       Lindsay Moffat          $500           $0.10     Cash               Reg. S
July, 11, 2005          5,000       Stacy Smith             $500           $0.10     Cash               Reg. S
August 4, 2005          10,000      Damon Poole             $1,000         $0.10     Cash               Reg. S
August 4, 2005          10,000      John Xinos              $1,000         $0.10     Cash               Reg. S
November 18, 2005       50,000      Jinder Berar            $1,250         $0.025    Debt settlement    Reg. S
November 18, 2005       5,000       Carrie Beeman           $100           $0.02     Cash               Reg. S
November 18, 2005       5,000       Dave Beeman             $100           $0.02     Cash               Reg. S
November 18, 2005       5,000       Dawn Beeman             $100           $0.02     Cash               Reg. S
November 18, 2005       5,000       Denni Beeman            $100           $0.02     Cash               Reg. S
November 18, 2005       5,000       Glenn Beeman            $100           $0.02     Cash               Reg. S
November 18, 2005       5,000       Luci Beeman             $100           $0.02     Cash               Reg. S
November 18, 2005       5,000       Neil Beeman             $100           $0.02     Cash               Reg. S
November 18, 2005       5,000       Robb Beeman             $100           $0.02     Cash               Reg. S
November 18, 2005       5,000       James Peacock           $100           $0.02     Cash               Reg. S
----------------------- ----------- ----------------------- -------------- --------- ------------------ -------------

All of the above recent sales of unregistered securities were made in reliance upon an exemption from registration provided by either Regulation S, Regulation D, or Section 4(2) promulgated by the Commission pursuant to the Securities Act.

Riverside complied with the requirements of Regulation S by having no directed offering efforts made in the United States, by offering only to an offeree who was outside the United States at the time the securities were issued, and ensuring that the offeree to whom the securities were issued was a non-U.S. offeree with an address in a foreign country.

Riverside complied with the requirements of Regulation D by offering less than $1,000,000 of Riverside’s securities in any 12-month period.

Riverside complied with the requirements of Section 4(2) based on the following factors: (1) the issuance was an isolated private transaction by Riverside which did not involve a public offering; (2) the offeree committed to hold the securities for at least one year; (3) there were no subsequent or contemporaneous public offerings of the securities; (4) the securities were not broken down into smaller denominations; and (5) the negotiations for the sale of the securities took place directly between the offeree and Riverside.

INDEX TO AND DESCRIPTION OF EXHIBITS

Exhibit No.	Page No.	Description
3(i)(a)	*	Articles of Incorporation date February 12, 2002.
3(i)(b)	*	Amendment to the Articles of Incorporation date January 18, 2005.
3(ii)	*	By-laws of Riverside adopted on January 27, 2005.
5	Attached	Opinion Letter of Gerald Einhorn, Esq. dated November 16, 2006.
10(a)	*	Debt Settlement Agreement dated October 1, 2003, with BP Equity Management, Inc.
10(b)	Attached	Stock Purchase and Sale Agreement with the shareholders of Spirit of Youth Enterprises, Inc., dated January 21, 2005.
21	Attached	Subsidiaries of Riverside
23(i)	Attached	Consent of Independent Registered Public Accounting Firm dated December 28, 2006.
23(ii)	Attached	Consent of Counsel (See Exhibit 5)

* Incorporated by reference to the SB-2 filed with the Commission on February 1, 2006

UNDERTAKINGS

Riverside hereby undertakes that it will:

o File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

o Include any prospectus required by section 10(a)(3) of the Securities Act;

 o Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

o Include any additional or changed material information on the plan of distribution.

o File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

o For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of the registration statement pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

o For determining liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at the time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Riverside, pursuant to the foregoing provisions, or otherwise, Riverside has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event a claim for indemnification against such liabilities, other than payment by Riverside of expenses incurred or paid by a director, officer or controlling person of Riverside in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, Riverside will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, Riverside certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Winnipeg, Manitoba on December 29, 2006.

Riverside Manitoba Inc.

By: /s/ Leslie Lounsbury

Leslie Lounsbury

Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature                                                                                                                      Date

/s/ Leslie Lounsbury                                                                                                      December 29, 2006

Leslie Lounsbury,

Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Director

/s/ Martin Tutschek                                                                                                       December 29, 2006

Martin Tutschek, Director